UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

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Public Service Enterprise Group Incorporated 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 20, 2010 AND PROXY STATEMENT

To the Stockholders of Public Service Enterprise Group Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated will be held at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey, on April 20, 2010, at 2:00 P.M., for the following purposes:

1.	To elect nine members of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2011, each until their respective successors are elected and qualified;

2.	To consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders entitled to vote at the meeting are the holders of Common Stock of record on February 19, 2010.

By order of the Board of Directors,

EDWARD J. BIGGINS, JR.

Secretary

March 2, 2010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 20, 2010: The Proxy Statement and Annual Report to Stockholders are available at www.ezodproxy.com/pseg/2010/pseg2009ar

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY FORM PROMPTLY. TELEPHONE AND ELECTRONIC VOTING ARE ALSO AVAILABLE. PLEASE USE THE TOLL-FREE TELEPHONE NUMBER OR THE INTERNET ADDRESS SHOWN ON THE PROXY FORM.

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INTRODUCTION

This Proxy Statement is furnished by Public Service Enterprise Group Incorporated (we, us, our, PSEG or the Company) on behalf of the Board of Directors. We are soliciting proxies to be voted at the 2010 Annual Meeting of Stockholders and at all adjournments of that meeting.

The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to security holders and made available electronically via the Internet was March 8, 2010.

Our Company

We are a holding company that owns directly four subsidiaries:

•	PSEG Power LLC (Power), an electric generation and wholesale energy marketing and trading company;

•	Public Service Electric and Gas Company (PSE&G), an operating electric and gas utility;

•	PSEG Energy Holdings L.L.C. (Energy Holdings), the owner of electric generation and energy-related investments; and

•	PSEG Services Corporation (Services), which provides management and administrative services to us and our subsidiaries.

The mailing address of our principal executive offices is 80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171, telephone (973)430-7000. Our Internet website is www.pseg.com.

Annual Report on Form 10-K

We have provided without charge to each person solicited, a copy of our Annual Report on Form 10-K for the year 2009, which has been filed with the Securities and Exchange Commission (SEC). Each such copy of our Annual Report on Form 10-K does not include any exhibits thereto, but is accompanied by a list briefly describing all such exhibits. We will furnish any such exhibit upon request. Any such request should be made in writing to Morton A. Plawner, Treasurer, Public Service Enterprise Group Incorporated, 80 Park Plaza, T6B, P.O. Box 1171, Newark, New Jersey 07101-1171. The Form 10-K is also available on our website www.pseg.com/investor.

Delivery of Documents

If you share an address with another stockholder and received only a single copy of our Annual Report to Stockholders, Form 10-K or Proxy Statement, we will send you an additional copy if you send a written request to the address noted above or phone (973)430-6566.

VOTING SECURITIES AND PROCEDURES

Annual Meeting

The Annual Meeting will be held on April 20, 2010 at 2:00 P.M., at the New Jersey Performing Arts Center, One Center Street, Newark, New Jersey. We request that if you plan to attend the Annual Meeting, you should so indicate on the proxy form or when voting shares telephonically or electronically.

You may revoke a proxy given in the form which accompanies this Proxy Statement or a vote made telephonically or electronically. However, by law, your presence at the Annual Meeting will not revoke a proxy you have given, unless you file a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the Annual Meeting, or you vote the shares subject to the proxy by written ballot.

Holders of record of the 505,949,029 shares of Common Stock outstanding on February 19, 2010, will have one vote per share. A quorum will consist of the holders of Common Stock entitled to cast a majority of the votes at the Annual Meeting, present in person or represented by proxy. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted, except for the purpose of establishing a quorum. All votes will be tabulated by an independent inspector of elections.

Proxy Form and Voting of Shares

Every vote is important. We urge you to sign, date and return the accompanying proxy form whether or not you plan to attend the Annual Meeting. Alternatively, if you are a stockholder of record, you may vote your proxy using the toll-free telephone number listed on the proxy form or via the Internet at the electronic address also listed on the proxy form. When a proxy form is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented by the proxy will be voted by the persons named as proxies in accordance with the voting stockholder’s directions.

You may specify your choices by marking the appropriate boxes on the enclosed proxy form. If a proxy form is dated, signed and returned without specifying choices, the shares will be voted as recommended by your Board of Directors. If you vote telephonically or electronically, you should follow the directions given during the call or on the computer screen. If you are a stockholder of record, your shares will not be voted unless you provide a proxy by return mail, telephonically or electronically or vote in person at the Annual Meeting.

If your shares are held in the name of a bank or broker, you should follow the voting instructions on the form received from your bank or broker. For such shares, the availability of telephone or Internet voting will depend on the voting processes of your bank or broker. If no instructions are received from you by a bank or broker with respect to such shares, the shares may be voted by the bank or broker on the proposals in this Proxy Statement at the discretion of the bank or broker in accordance with the rules of the New York Stock Exchange, Inc. (NYSE). The NYSE rules provide that if no instructions are received from you, a bank or broker may vote your shares that are held by it only in regard to Proposal 2, Ratification of the Appointment of Deloitte & Touche LLP as Independent Auditor. A bank or broker may not vote your shares held by it in regard to Proposal 1, Election of Directors unless it receives instructions from you. If you do not provide instructions to your bank or broker as to how you wish to vote in the Election of Directors, your shares held by it will not be voted.

The accompanying proxy includes any shares registered in the names shown on the proxy in Enterprise Direct (our dividend reinvestment and stock purchase plan) and the PSEG Employee Stock Purchase Plan. If no instructions are received from you with respect to any shares held in Enterprise Direct, the administrator of that plan will vote those shares in accordance with the recommendations of your Board of Directors. If no instructions are received from you with respect to any shares held in the PSEG Employee Stock Purchase Plan, the shares will not be voted.

If you are a participant in the PSEG Thrift and Tax-Deferred Savings Plan or the PSEG Employee Savings Plan you will receive a separate direction card from the respective plan’s trustee for shares that have been allocated to your accounts. The trustee will vote the shares of Common Stock beneficially owned by you under the respective plan in accordance with your instructions. If no instructions are received, the shares will not be voted.

If any matters not described in this Proxy Statement should properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote proxies given in said form in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board of Directors and management did not know of any other matters which might be presented for stockholder action at the meeting.

Solicitation

The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, none of whom will be directly compensated for such services, in person or by telephone, electronically or by facsimile. We have also retained Morrow & Co. to assist in the distribution and solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $12,500, plus reimbursement of expenses.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are managed by or under the direction of the Board of Directors, which delegates certain responsibilities to its committees and to management consistent with our By-Laws. The Board of Directors has adopted and operates under the PSEG Corporate Governance Principles which reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the SEC and the NYSE. Our By-Laws and Corporate Governance Principles are posted on our website, www.pseg.com/investor/governance. We will send you a copy of either or both upon request.

The Board provides direction and oversight of the conduct of our business by management. In fulfilling these responsibilities, the Board performs the following principal functions:

•	Approves corporate strategy, major management initiatives and significant investments;

•	Monitors financial and business integrity and performance;

•	Selects and evaluates the performance of the Chief Executive Officer (CEO) and other senior executives; and

•	Selects nominees for election to the Board and evaluates Board processes and performance.

The Board has full and free access to all members of management and may hire consultants and advisors as it deems necessary.

Independence

Under our Corporate Governance Principles and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board has established standards for director independence, which are set forth in the Corporate Governance Principles. These standards require that to be independent:

•	A director may not be an employee of ours or any of our subsidiaries;

•	No member of a director’s immediate family may be one of our executive officers or an executive officer of one of our subsidiaries;

•	A director or immediate family member may not be an employee of any company where any executive of ours or our subsidiaries serves on the compensation committee;

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A director may not be an employee and an immediate family member may not be an executive officer of any company that makes payments to or receives payments from us and our subsidiaries in any year more than the greater of $1 million or 2% of such company’s consolidated gross revenue;

•	A director or immediate family member may not receive more than $50,000 in direct compensation from us (other than fees and compensation provided to directors generally);

•	A director or immediate family member may not be affiliated with or employed by our independent auditor; and

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A director may not be an executive officer of a charity, if contributions by us and our subsidiaries in any year to that charity exceed the greater of $1 million or 2% of the charity’s consolidated gross revenue.

These limitations apply for three years after the end of the applicable affiliation or arrangement.

The Board has determined that all of the current directors are independent under our Corporate Governance Principles and the requirements of the NYSE, except Ralph Izzo, the Chairman of the Board, President and CEO, who is an employee of the Company. In addition, the Board determined in 2009 that Caroline Dorsa, a director until April 2009, was also independent under these standards. These determinations were based upon a review of the questionnaires submitted by each director, relevant business records, publicly available information and applicable SEC and NYSE requirements.

The Board has an Audit Committee, a Corporate Governance Committee, an Executive Committee, a Finance Committee, a Fossil Generation Operations Oversight Committee, a Nuclear Generation Operations Oversight Committee and an Organization and Compensation Committee, each consisting solely of independent directors, except for the Executive Committee, on which Mr. Izzo serves. Each of these committees, other than the Executive Committee, has a charter that defines its roles and responsibilities. The authority of the Executive Committee is set forth in our By-Laws. The charters and our By-Laws are posted on our website, www.pseg.com/investor/governance. We will send you a copy of any or all of them upon request.

Leadership Structure

Under our By-Laws, our senior leadership may include a Chairman of the Board, a President and a CEO, which positions may be held by one person or may be divided between two different people. As provided in its charter, the Corporate Governance Committee has the responsibility to assess the structure of the Board and periodically evaluate the Board’s governance practices as well as the Corporate Governance Principles. Building on the advice of the Corporate Governance Committee, the Board applies its experience and knowledge of our business to establish the most effective form of organization. In doing so, it utilizes its understanding of the challenges and opportunities faced by us and its evaluation of the individuals who are involved.

Based on that analysis and evaluation, the Board has determined that at the present time and given our present officers and personnel, it is in the best interests of the Company and stockholders for a single individual to hold all three positions of Chairman of the Board, President and CEO. Ralph Izzo currently holds these positions. As such, he has plenary powers of supervision and direction of our business and affairs and he also presides at all meetings of the Board and of stockholders. The Board believes that Mr. Izzo possesses the attributes of experience, judgment, vision, managerial skill and overall leadership ability essential for our continued success.

In addition to the Chairman, President and CEO, our leadership structure is designed to rely on the contributions of our Lead Director. The Lead Director provides the independent directors with a key means for collaboration and communication regarding Board agendas and the information directors receive from management. The Lead Director coordinates with Chairs of our various Board committees in setting agendas for committee meetings. Richard J. Swift currently serves as Lead Director. In that capacity he complements the talents and contributions of Mr. Izzo and promotes confidence in our governance structure by providing additional checks and balances as a counter to the perspective of management.

As provided in our Corporate Governance Principles, as amended in February 2010, the Board of Directors has established the position of Lead Director, to replace the prior position of Presiding Director. The Lead Director has the following duties and responsibilities:

•	Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;

•	Serves as principal liaison on Board-wide issues between the Chairman of the Board and the independent directors;

•	Calls meeting of the independent directors, as may be necessary or desirable;

•	Consults with the Chairman of the Board on Board agendas;

•	Advises the Chairman of the Board on the quality and timeliness of information;

•	Serves on the Executive Committee; and

•	Receives from the Corporate Secretary communications to, or for consideration by, the non-management directors.

The Lead Director is an independent director designated annually by the non-management directors with the expectation that he or she will typically serve in that capacity for four years. The Lead Director may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the non-management independent directors. Richard J. Swift was designated our initial Presiding Director by the

Board effective June 19, 2007, for a term expiring at the first meeting of directors after the 2009 Annual Meeting of Stockholders, subsequently extended to the 2010 Annual Meeting of Stockholders. The Corporate Governance Committee expects to make a recommendation regarding the individual to serve as Lead Director until the 2011 Annual Meeting, in accordance with our policy.

Although it could be an option, the Board does not believe that under current circumstances separating the Chairman and CEO positions would promote better governance or enhance management of PSEG. The Board believes that our present structure strikes a desirable balance by allowing us to benefit from the advantages of efficiency and coordination that are achieved by having a single individual serve as Chairman of the Board, President and CEO, as complemented by having a Board comprised otherwise solely of independent directors, including a Lead Director, who impart fresh and differing perspectives. This structure avoids unnecessary confusion over responsibilities and accountability, as well as potential conflicts over authority.

The Board believes that our leadership structure has been designed with the appropriate controls to support the efficacy of this arrangement without jeopardizing the integrity of the governance process. A majority of the Board must consist of independent directors in accordance with our Corporate Governance Principles and currently Mr. Izzo is our only director who is not independent. As discussed below, our Corporate Governance Principles also set forth various expectations and criteria for Board membership. All directors must adhere to our Standards of Integrity and exercise their responsibilities in a manner consistent with our best interests and those of our stockholders and their fiduciary duties established by applicable law.

Risk Management Oversight

The Board is responsible for the oversight of risk at PSEG, with various committees of the Board assigned specific duties with regard to this function. As provided in our Corporate Governance Principles, the Board has approved a Risk Management Policy and annually reviews and adopts the Financial Risk Management Practice, which includes processes to oversee issuance and retirement of debt, cash investments, insurance, trust investments, real property transactions, capital investment, market and credit risk exposure and management. Throughout the year, the Board monitors management’s performance against the business plan and the Risk Management Policy. The Board and each of its committees maintain annual calendars to assure completion of essential tasks.

The Financial Risk Management Practice outlines and is a major component of our Risk Management Program. The Risk Management Program consists of policies, processes and controls, including the Risk Management Policy, as well as other policies and practices developed by management relating to business conduct and integrity, internal control, risk and control, fraud risk assessment, business compliance, transaction review, credit practice, delegation of authority, supply chain practices, environment, health and safety, information management, corporate responsibility, employee matters, diversity and inclusion and operational excellence. Our Risk Management Program forms an integral part of our corporate culture and values.

The Financial Risk Management Practice serves to define the major roles, responsibilities and procedures, including controls and reporting, necessary to actively manage our financial risk exposure consistent with our business plans. It is annually reviewed and approved by the Audit Committee and the Finance Committee and recommended to the Board for its approval.

Specific responsibilities are assigned to committees of the Board for oversight of our business operations, processes and plans. The Audit Committee provides oversight on legal and business compliance, financial reporting, disclosure controls and procedures, and risk management controls, as well as policies with respect to risk assessment and risk management. Pursuant to the Financial Risk Management Practice, our Chief Risk Officer and Chief Financial Officer are responsible for presenting reports on risk management to the Audit Committee at its meetings and through the reports of the Audit Committee Chair to the Board.

Financing transactions, in accordance with the Financial Risk Management Practice, are reported to the Finance Committee. In addition, the Finance Committee approves appropriate commodity portfolio volatility limits. Compliance is monitored through regular reporting to the Board. In accordance with the Financial Risk Management Practice, periodic reports, at least annually, are made to the Finance Committee regarding the management of our pension and post-retirement benefit trusts. Periodic reports are required to be made to the Finance Committee regarding the management of our nuclear decommissioning trusts.

Both the Fossil Generation Operations Oversight Committee and the Nuclear Generation Operations Oversight Committee monitor and evaluate environmental, safety, compliance and performance matters. The Corporate Governance Committee evaluates Board and committee performance and governance practices. The Organization and Compensation Committee administers the executive compensation program, including incentive plans and the review and approval of corporate goals and objectives relevant to compensation. The CEO’s performance is evaluated in light of these goals and objectives and key management performance is reviewed by the Organization and Compensation Committee. As discussed below, that Committee has reviewed our compensation policies and practices as they relate to risk management.

In managing risk, we seek to identify, analyze, respond to and monitor financial, strategic, operational, regulatory, accidental and other risks to our capital and earnings. Our Board oversees management’s performance of these duties and receives periodic reports from our senior executives.

Our Delegation of Authority sets forth the respective authority levels at which management and employees are authorized to conduct business. We have also established as part of our Risk Management Program a Risk Management Committee, consisting of senior executives, which is responsible for assessing exposure and determining our overall financial risk management strategy, taking into consideration, when appropriate, operational, regulatory and legal risks. The Risk Management Committee is charged with, among other things:

•	establishing the framework for identifying, measuring, aggregating, monitoring, controlling and reporting on our financial-related risks;

•	establishing trading limits and controls; and

•	considering and addressing major implications to our generation, transmission and distribution businesses that have a bearing on the management of risks that could impact financial results.

Our Capital Review Committee, which also consists of senior management employees, provides oversight and reviews investment projects and capital spending estimates. Investments above a stated amount require approval of our Board or the board of Power or PSE&G, as applicable. Our Compliance Council of senior management personnel reviews various compliance issues, including the approval of our Standards of Integrity, and regularly reports to the Audit Committee.

The Board believes that we have in place an effective system of risk management practices with appropriate controls and Board oversight.

Meetings

The Board of Directors holds regularly scheduled meetings and meets on other occasions when circumstances require. The Board met eight times in 2009. Board and Committee meetings are scheduled over an entire work day and often begin on the prior afternoon or evening. Each meeting typically takes approximately two hours. Each Committee executes its responsibilities, as described below, and the Board receives reports from the Committee Chairs on the significant matters considered and actions taken. The Board meeting focuses on the strategic and more important issues facing us. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings. The Board also conducted an all-day business strategy session in June 2009.

During 2009, Albert R. Gamper, Jr., Conrad K. Harper, Richard J. Swift and Ralph Izzo also served on the board of directors of PSE&G, as did Caroline Dorsa prior to leaving the Board. The PSE&G board met seven times in 2009. Mr. Izzo also serves on the boards of directors of Power, Energy Holdings, and Services.

Our Corporate Governance Principles provide that the Board will meet at least six times each year and in executive session without management in attendance at every meeting unless waived by the Board. When the Board meets in executive sessions, the Lead Director presides. During 2009, six executive sessions were held with only independent directors present. In addition, each Board committee, except the Executive Committee, meets in executive session at each of its meetings, unless waived by the respective Committee.

Under our Corporate Governance Principles, each director is expected to attend all Board meetings and all meetings of committees of which such director is a member, as well as the Annual Meeting of Stockholders.

Meeting materials are provided to Board and Committee members in advance of each meeting, and members are expected to review such materials prior to each meeting. During 2009, each incumbent director attended at least 85% of the aggregate number of Board meetings and committee meetings on which he or she served. Each attended the 2009 Annual Meeting of Stockholders.

Director Orientation and Continuing Education

New directors receive an orientation program and materials, which includes visits to our facilities and presentations by senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, Standards of Integrity, principal officers and internal and independent auditors. During each year, continuing education is provided to all directors on topics of importance to our business.

Stock Ownership

Directors are required by our Corporate Governance Principles to own at least 4,000 shares of PSEG Common Stock (including any restricted stock, whether or not vested, any stock units under the 2007 Directors’ Equity Plan and any phantom stock under the Directors’ Deferred Compensation Plan) within three years after election to the Board. All directors currently meet this requirement.

Communications with the Board

You, as a stockholder, and other interested parties may communicate directly with the Board, including the independent directors, by writing to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and indicating who should receive the communication. Unless the context otherwise requires, the Secretary will provide the communication to the Lead Director and to the Chair of the Board Committee most closely associated with the nature of the request. The Secretary has the discretion to not forward communications that are commercial advertisements, other forms of soliciting material or billing complaints. All communications are available to any member of the Board upon his or her request.

Committees of the Board

The committees of the Board, their principal functions, membership and meetings are described below. Each committee has open and free access to all information, may require any of our officers or employees to furnish it with information, documents or reports that it deems necessary or desirable in carrying out its business, is empowered to investigate any matter involving us and may retain appropriate resources to assist it in discharging its responsibilities. Each committee, other than the Executive Committee, operates pursuant to a charter and annually conducts a performance evaluation of its activities and a review of its charter. Each committee reports its activities to the Board. Each committee Chair is appointed annually with the expectation that he or she will typically serve in that capacity for four years. A Chair may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the independent directors.

Audit Committee

The Audit Committee’s responsibilities include:

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Assisting the Board in fulfilling its responsibility for oversight of the integrity of our financial statements and the quality and integrity of our accounting, auditing and financial reporting practices;

•	Appointing, terminating, compensating and overseeing the work of the independent auditor; the independent auditor reports directly to the Audit Committee;

•	Reviewing the independence of the independent auditor, as well as PCAOB and peer review reports of the independent auditor’s performance;

•	Pre-approving the services provided and fees paid to the independent auditor for all services to us and our subsidiaries;

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Reviewing with the independent auditor, management and internal auditors the annual audited and quarterly financial statements and the acceptability and quality of our financial statements and our accounting, reporting and auditing practices;

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Reviewing with the independent auditor any audit issues or difficulties and management’s response, and resolving disagreements which may arise between management and the independent auditor regarding financial reporting;

•	Providing oversight to our internal audit and the environmental, health and safety audit functions;

•	Providing oversight to our legal and business conduct compliance program;

•	Reviewing the status of pending material litigation;

•	Reviewing risk management controls, as well as policies with respect to risk assessment and risk management;

•	Reviewing earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

•	Recommending to the Board of Directors the inclusion of the audited financial statements in our Annual Report on Form 10-K; and

•	Reviewing with management our disclosure controls and procedures.

The Audit Committee is comprised of three or more directors, each of whom must be independent of management in accordance with the rules of the SEC and the NYSE and meet the NYSE requirements for financial literacy. At least one member must have accounting or financial management expertise. The Audit Committee meets at least four times per year, and in executive session without management present at each meeting unless waived by the Committee. The Audit Committee held eight meetings in 2009 and met five times in executive session.

In addition to meeting the requirements for being an independent director, members may receive no direct or indirect compensation from us or our subsidiaries, other than as a director or committee member, and may not be affiliated with us or our subsidiaries, in accordance with applicable legal requirements. Under our Corporate Governance Principles, without Board approval, a director may not serve as a member of our Audit Committee if he or she serves on the Audit Committee of more than three public companies, including ours.

The Board determines annually, and upon any change in Audit Committee composition, the independence, financial literacy and financial expertise of the Audit Committee members and makes written affirmation to the NYSE in accordance with its rules. The Board has determined that all members of the Audit Committee are financially literate and, in addition, that each member of the Audit Committee possesses accounting or financial management expertise, as defined in the NYSE rules. The Board of Directors further has determined that Thomas A. Renyi, Albert R. Gamper, Jr., William V. Hickey, Shirley Ann Jackson and David Lilley, each a member of the Audit Committee, is an audit committee financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the SEC. The Board also determined in 2009 that Caroline Dorsa, a member of the Committee from January to April 2009, was financially literate, possessed financial expertise, and was an audit committee financial expert.

Management and the Board believe that the current composition of the Audit Committee provides that Committee with the requisite expertise and experience to recommend to the Board of Directors the inclusion of the financial statements in the Annual Report on Form 10-K. The Board will consider this matter annually as a part of its ongoing governance review. The Audit Committee will also continue its practices to assure that adequate independent procedures exist for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

The Audit Committee Report appears below in this Proxy Statement.

Corporate Governance Committee

The Corporate Governance Committee’s responsibilities include:

•	Assisting the Board in administering the Corporate Governance practices of the Board and its committees;

•	Monitoring the composition of the Board to assure a reasonable balance of professional interests, business experience, financial expertise, diversity and independence;

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Recommending to the Board membership changes and nominees to maintain requisite balance, while considering the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of businesses and charitable institutions and the contribution by directors to our ongoing business;

•	Considering the qualifications of Board members and evaluating prospective nominees, including those identified by the Committee or by other Board members, management, stockholders or other sources;

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Making a recommendation to the Board as to whether to accept the tendered resignation of any director who failed to receive a majority of votes cast “for” that director’s election in an uncontested election;

•	Recommending to the Board the chairs and members of Board committees;

•	Evaluating the continuity current directors bring to service on the Board versus the benefit from new ideas and perspectives that new members may bring to the Board;

•	Evaluating performance of the Board and its committees, including a review of the size, structure and composition of the Board and its committees and their governance practices;

•	Making recommendations to the Board to improve effectiveness of the Board and its committees;

•	Overseeing the directors’ orientation and continuing education;

•	Reviewing and making recommendations to the Board with respect to compensation of directors;

•	Providing input to the Organization and Compensation Committee regarding the performance of the CEO as Chairman of the Board; and

•	Periodically reviewing the Charters of the Board committees and recommending appropriate changes.

The Corporate Governance Committee consists of three or more independent directors who meet at least two times per year, and in executive session without management present at each meeting unless waived by the Committee. The Corporate Governance Committee met six times in 2009, including three times in executive session.

The Corporate Governance Committee on occasion may pay a fee to an executive search firm to assist it in identifying and evaluating potential nominees. Such firm’s function would be to make recommendations to the Committee of potential candidates for its consideration.

From June 2008 until September 2009, the Corporate Governance Committee retained the services of Mercer (US) Inc. (Mercer) to provide information and advice on matters pertaining to the compensation of directors who are not executive officers. All work was completed prior to the lead consultant leaving Mercer to form Compensation Advisory Partners LLC (CAP), which has not done any work for the Corporate Governance Committee, although it may do so in the future. Additional information regarding Mercer and CAP is set forth below under Organization and Compensation Committee.

The Corporate Governance Committee will consider stockholders’ recommendations for nominees for election to the Board. Such recommendations must be submitted in writing to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171. Nominations must be accompanied by the written consent of any such person to serve if nominated and elected and by biographical material to permit evaluation of the individual recommended. Our By-Laws require that stockholder nominations must be submitted at least 90 days in advance of an Annual Meeting of Stockholders.

Additional information on director qualifications is set forth below under Director Qualifications, Diversity and Retirement. The Corporate Governance Committee utilizes the same criteria to evaluate all potential nominees, including those recommended by stockholders or from other sources.

Executive Committee

Except as otherwise provided by law, the Executive Committee may exercise all the authority of the Board of Directors when the Board is not in session. Membership consists of the Chairman of the Board, the Lead Director and at least one additional independent director. The Executive Committee did not meet during 2009.

Finance Committee

The Finance Committee’s responsibilities include:

•	Reviewing and making recommendations to the Board regarding corporate financial policies and process and significant financial decisions;

•	Reviewing and recommending to the Board annually our financial plan;

•

Discussing with management the application and effects of our policies with respect to risk assessment and risk management, including the limits and authorities contained in the financial risk management practice;

•	Reviewing and recommending to the Board authorizations with respect to the issuance, sale and redemption of securities by us and our subsidiaries;

•

Reviewing with the pension investment committee and management the investment guidelines for and investment performance of the trust funds of our pension plans and our nuclear decommissioning trust fund;

•	Reviewing with management our cash management policies and practices; and

•	Reviewing with management credit agency ratings and analyses.

The Finance Committee consists of three or more independent directors. The Finance Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Finance Committee held six meetings in 2009 and met three times in executive session.

Fossil Generation Operations Oversight Committee

The Fossil Generation Operations Oversight Committee’s responsibilities include:

•	Evaluating the effectiveness of our fossil generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•

Monitoring the operating performance of our fossil generation operations including key performance indicator results and trends, and any significant incidents or events at any fossil generating station;

•	Reviewing labor and human relations, environmental, health and safety, and legal and compliance issues related to our fossil generation operations; and

•	Reviewing the results of major inspections, evaluations by external oversight groups and management’s response.

The Fossil Generation Operations Oversight Committee consists of three or more independent directors. The Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Fossil Generation Operations Oversight Committee held three meetings in 2009, one of which was at a generating station, and met all three times in executive session.

Nuclear Generation Operations Oversight Committee

The Nuclear Generation Operations Oversight Committee’s responsibilities include:

•	Evaluating effectiveness of our nuclear generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

•

Monitoring the operating performance of our nuclear generation operations including key performance indicator results and trends, and any significant incidents or events at any nuclear generating station;

•	Reviewing labor and human relations, environmental, health and safety, and legal and compliance issues related to our nuclear generation operations; and

•	Reviewing the results of major inspections, evaluations and audit findings by external oversight groups, and management’s response.

The Nuclear Generation Operations Oversight Committee consists of three or more independent directors. The Committee meets at least three times per year and in executive session at each meeting unless waived by the Committee. The Nuclear Generation Operations Oversight Committee held three meetings in 2009, one of which was at the site of the nuclear generating stations we operate, and met all three times in executive session.

Organization and Compensation Committee

The Organization and Compensation Committee’s responsibilities include:

•	Reviewing, approving and modifying, as necessary, our executive compensation policy, programs, plans and awards;

•	Reviewing executive compensation levels and targets for consistency and alignment with compensation policy and strategic and operating objectives;

•	Reviewing the risk to us of our compensation policies and practices;

•	Retaining and annually reviewing the performance of its compensation consultant;

•	Reviewing and making recommendations to the Board of Directors concerning corporate organization in general and executive compensation including incentive plans and equity-based plans;

•	Administering our incentive compensation plans;

•	Reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	Evaluating the CEO’s performance in light of those goals and objectives and, with the independent Board members, determining and approving the CEO’s compensation based on this evaluation;

•	Annually reviewing performance for certain other key members of management;

•	Annually reviewing management succession and development plans;

•	Monitoring compliance with the Stock Ownership and Retention Policy; and

•	Reviewing the Compensation Discussion and Analysis and providing its report thereon in this Proxy Statement.

The Committee consists of three or more independent directors who meet at least two times per year and in executive session at each meeting unless waived by the Committee. The Committee held six meetings in 2009 and met three times in executive session. The Organization and Compensation Committee Report on Executive Compensation appears below.

The Committee has the authority to retain compensation consultants, with sole authority for their hiring and firing. In September 2009, the Committee retained CAP as its independent compensation consultant to provide the Committee information and advice that is not influenced by management. Prior to the appointment of CAP, the Committee had retained Mercer as its compensation consultant. The Committee decided to engage CAP as its consultant when the lead consultant on the Mercer engagement left Mercer to form CAP. CAP does not perform any other services for us or our subsidiaries. This allows for continuity of advice to the Committee from a consultant who will not be providing any additional services to us. CAP provides advice to the Committee on executive compensation and may also do so at times for the Corporate Governance Committee on matters pertaining to compensation of directors who are not executive officers. Any other services by CAP require prior approval of the Chair of the Organization and Compensation Committee.

During 2009, Mercer, through its affiliates, including Marsh USA Incorporated and Marsh (Bermuda) Ltd. (collectively, Marsh) and National Economic Research Associates (NERA), performed certain other services unrelated to executive compensation, as requested by management, for us and our subsidiaries. These included insurance brokerage services provided by Marsh, consulting services in connection with NERA conducting a solar credits auction mandated by the New Jersey Board of Public Utilities (BPU), other consulting services by NERA pertaining to regulatory auction procedures and related matters and miscellaneous report purchases from Mercer unrelated to its compensation services provided to the Organization and Compensation

Committee and Corporate Governance Committee, in the aggregate amount of $749,227. All such services were pre-approved by the Organization and Compensation Committee, with the exception of those provided by NERA, which were ratified by the Committee. In addition, NERA received consulting fees paid by the New Jersey electric utilities as required by the BPU in connection with the Basic Generation Service auction conducted by the BPU, our share of which was $950,019. The aggregate amount of fees for services by Mercer for determining or recommending the amount or form of executive and director compensation was $126,297.

Responsibility for assignment to and evaluation of work by CAP is solely that of the Committee and, with respect to non-employee directors, the Corporate Governance Committee. In furtherance of CAP’s independence, management receives copies of certain materials provided by CAP to the Committee only after the materials have been provided to the Committee. The scope of CAP’s assignment is to provide general advice relating to all aspects of executive compensation, including the review of our current compensation programs and levels, benefit plans, provision of comparative industry trends and peer data and the recommendation of program and pay level changes.

We pay the fees of the compensation consultants retained by the Committee. Additional information regarding the services performed in the past year is included in Compensation Discussion and Analysis below. The Committee also utilizes the services of our internal compensation professionals.

Compensation Committee Interlocks and Insider Participation

During 2009, each of the following individuals served as a member of the Organization and Compensation Committee: Albert R. Gamper, Jr., Chair, William V. Hickey, Shirley Ann Jackson, Thomas A. Renyi, and Richard J. Swift. During 2009, no member of the Organization and Compensation Committee was an officer or employee or a former officer or employee of any PSEG company. None of our officers served as a director of or on the compensation committee of any of the companies for which any of these individuals served as an officer. No member of the Organization and Compensation Committee had a direct or indirect material interest in any transaction with us.

Code of Ethics

Our Standards of Integrity (Standards) is a code of ethics applicable to us and our subsidiaries. The Standards are an integral part of our business conduct compliance program and embody our commitment to conduct operations in accordance with the highest legal and ethical standards. The Standards apply to all of our directors and employees (including Power’s, PSE&G’s, Energy Holdings’ and Services’ respective principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions). Each such person is responsible for understanding and complying with the Standards. The Standards are posted on our website, www.pseg.com/investor/governance. We will send you a copy on request.

The Standards establish a set of common expectations for behavior to which each employee must adhere in dealings with investors, customers, fellow employees, competitors, vendors, government officials, the media and all others who may associate their words and actions with us. The Standards have been developed to provide reasonable assurance that, in conducting our business, employees behave ethically and in accordance with the law and do not take advantage of investors, regulators or customers through manipulation, abuse of confidential information or misrepresentation of material facts.

We will post on our website, www.pseg.com/investor/governance:

•	Any amendment (other than one that is technical, administrative or non-substantive) that we adopt to our Standards; and

•

Any grant by us of a waiver from the Standards that applies to any director, principal executive officer, principal financial officer, principal accounting officer or Controller, or persons performing similar functions, for us or our direct subsidiaries noted above, and that relates to any element enumerated by the SEC.

In 2009, we did not grant any waivers to the Standards.

Transactions With Related Persons

There were no transactions during 2009, and there are no transactions currently proposed, in which we were or are to be a participant and the amount involved exceeded $120,000 and in which any related person (director, nominee, executive officer, or their immediate family members) had or will have a direct or indirect material interest.

Our policies and procedures with regard to transactions with related parties, including the review, approval or ratification of any such transactions, the standards applied and the responsibilities for application are set forth in our Corporate Governance Principles, Standards of Integrity and other of our internal written management practices. These are our only written policies and procedures regarding the review, approval or ratification of transactions with related persons.

•

Under the Corporate Governance Principles, a director must notify the Chair of the Corporate Governance Committee if he or she encounters a conflict of interest or proposes to accept a position with an entity which may present a conflict of interest, so that the issue may be reviewed. Potential conflicts of interest include positions that directors or immediate family members hold as directors, officers or employees of other companies with which we do business or propose to do business and charitable and other tax-exempt organizations to which we contribute or propose to contribute.

•

The Standards of Integrity establish expectations for behavior for directors, officers and employees regarding, among other things, corporate opportunity, conflict of interest, and customer, supplier, competitor and governmental relations. The Standards of Integrity establish a procedure for seeking guidance, reporting concerns, investigation and discipline.

•

Our written management practices provide that any capital investment with a non-PSEG entity or its affiliate for which one of our directors or officers serves as a director or executive officer must be approved by our Board of Directors.

Proposal	1

ELECTION OF DIRECTORS

Election

Directors elected at each annual meeting are elected to serve one-year terms. Directors whose terms expire are eligible for re-nomination and will be considered by the Corporate Governance Committee in accordance with its policies and the retirement policy for directors.

Our By-Laws currently provide that the Board of Directors shall consist of not less than three nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is currently set at nine.

The nominees listed below were selected by the Directors upon the recommendation of the Corporate Governance Committee. As discussed above under Voting Securities and Procedures, proxies will be voted in accordance with your instructions as indicated on the enclosed proxy form, bank or broker voting form or when voting by telephone or Internet.

If at the time of the 2010 Annual Meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is reduced.

Majority Voting

We amended our By-laws in November 2009 to provide that in an uncontested election, each director shall be elected by a majority of the votes cast with respect to the director. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We do not include as votes cast (i) shares which are marked withheld, (ii) abstentions and (iii) shares as to which a stockholder has given no authority or direction.

As provided in our Corporate Governance Principles, the Board has adopted a policy whereby any incumbent director receiving a majority vote “against” must promptly tender an offer of resignation. As a result, in uncontested elections, the Board will nominate for election or re-election as a director only candidates who have agreed promptly to tender a letter of resignation in the event that the number of shares voted “for” that director does not exceed the number of shares voted “against” that Director. If an incumbent director fails to receive the required “majority” vote, the Corporate Governance Committee will consider the matter and then make a recommendation to the Board as to whether or not to accept the resignation. The Board will make the determination on whether or not to accept the recommendation of the Committee.

The Corporate Governance Principles further provide that no director who fails to receive a “majority” vote in an uncontested election shall participate in either the recommendation of the Committee or the determination of the Board with respect to his or her resignation letter or that of any other director in regard to that year’s Annual Meeting election. Any such director may, however, participate in any and all other matters of the Board and its various committees to the fullest extent to which he or she would otherwise be permitted in accordance with applicable law and the Corporate Governance Principles. If a majority of the Corporate Governance Committee fails to receive a “majority” vote, then the remaining independent directors will determine whether to accept one or more of the applicable resignations. If three or fewer independent directors did not receive a majority vote in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or rejecting the resignation offers (except that no director will vote to accept or reject his or her own resignation offer).

In evaluating tendered resignations, the Corporate Governance Committee and the Board may consider all factors they respectively deem relevant, including, but not limited to, the stated reason(s) for the “against” vote, the impact that the acceptance of the resignation would have upon our compliance with applicable law or regulation, the potential triggering of any change in control or similar provision in contracts, benefit plans or otherwise, the qualifications of the director and his or her past and anticipated future contributions to us.

The Corporate Governance Committee and the Board may consider possible remedies or actions to take in lieu of or in addition to acceptance or rejection of the resignation, such as development and implementation of a plan to address and cure the issues underlying the failure to receive a “majority” vote.

Following the Board’s determination, we will publicly disclose the decision and, if applicable, the reasons for accepting or rejecting the resignation. To the extent that the Board accepts one or more resignations, the Corporate Governance Committee may recommend to the Board, and the Board will then determine, whether to fill any vacancy.

Director Qualifications, Diversity and Retirement

The Board believes that a nominee for director should be selected on the basis of the individual’s ability, diversity of background and experience and soundness of judgment, from among candidates with an attained position of leadership in their field of endeavor. As noted above, a majority of the Board must consist of independent directors in accordance with our Corporate Governance Principles and NYSE requirements.

The Board seeks to maintain an orderly transition for retirement and proper succession planning. Under the Board’s retirement policy, directors who have never been employees of the PSEG group of companies may not serve as directors beyond the Annual Meeting of Stockholders following their seventy-second birthday. Directors who are former PSEG CEOs may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies, unless otherwise determined by the Board, and may not serve beyond their seventy-second birthday. Directors who are former employees, other than CEOs, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies.

In addition, it is the policy of the Board that a nominee recommended initially for election be able to serve at least five years, consistent with the Board’s retirement policy. The Board believes that the ability of a director to serve for at least five years is a reasonable expectation in order for us to receive an appropriate benefit from the individual’s abilities. This is especially so in light of the time invested by a director to become knowledgeable about our complex business operations. The Board believes that these age and service limitations provide it with a means for achieving a reasonable balance of veteran and new directors.

The Committee considers diversity in its selection of nominees, utilizing a broad meaning to include not only factors such as race, gender and national origin, but also background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. While diversity has been a factor for consideration of nominees for director pursuant to the charter of the Corporate Governance Committee, in February 2010, the Board amended our Corporate Governance Principles to more formally adopt a diversity policy for us. The Committee considers and assesses the effectiveness of this policy in connection with the annual nomination process to assure it contains an effective mix of people to best further our long-term business interests.

The Committee also considers the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of business or charitable institutions and the contributions by directors to our ongoing business. The Committee considers the qualifications of incumbent directors and potential new nominees, before making recommendation to the Board for election or re-election. The Board then selects nominees based on the Committee’s recommendation.

The Corporate Governance Committee does not believe it is appropriate to set absolute term limits on the length of a director’s term. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of our history, policies and objectives.

Prior to accepting an invitation to serve as a director of a public company, the CEO and any directors must submit a letter to the Corporate Governance Committee so as to allow it to review potential conflicts and time demands of the new directorship. Any director who undertakes or assumes a new principal occupation, position or responsibility from that which he or she held when he or she was elected to the Board must submit a letter to the Corporate Governance Committee volunteering to resign from the Board. The Board does not believe that in every instance a director who undertakes or assumes a new occupation, position or responsibility from that which he or she held when the director joined the Board should necessarily leave the Board. The Corporate Governance Committee reviews the relevant details of such director’s new position and determines the continued appropriateness of Board membership under the circumstances.

Nominees

The present terms of all nine directors, Albert R. Gamper, Jr., Conrad K. Harper, William V. Hickey, Ralph Izzo, Shirley Ann Jackson, David Lilley, Thomas A. Renyi, Hak Cheol Shin and Richard J. Swift, expire at the 2010 Annual Meeting. Each has been re-nominated and will be presented for election to serve until the 2011 Annual Meeting, or until their respective successors are elected and qualified. All nominees were elected to their present terms by the stockholders.

We show below for each nominee, the period of service as a director, age as of the date of the Annual Meeting, present committee memberships, business experience during at least the last five years and other directorships during the past five years. Beneficial ownership of Common Stock is shown under Security Ownership of Directors, Management and Certain Beneficial Owners.

As discussed above, the Corporate Governance Committee and the Board recommend and nominate for election those individuals they deem qualified and capable of serving as directors pursuant to the criteria they have set. Each of the nominees this year meets these standards.

The Board is comprised of individuals with a diverse mix of knowledge, expertise and backgrounds. Among the nine members, we have business leaders from industries including banking, science and technology, consumer products and manufacturing as well as those who have excelled in academia and public service. Two of our Board members are African-American, one member is of Asian descent and one member is a woman. As a group, they complement one another with a desirable mix of competencies and skills as the Board discharges it duties of overseeing our businesses. Our Board members have dealt widely with the types of issues and challenges facing us, including achieving optimal operational and financial performance, managing for strategic growth, meeting regulatory, environmental and safety requirements, maintaining an engaged and diverse workforce and adapting to rapidly evolving business conditions. All have served in leadership positions.

Mr. Gamper has extensive management experience in the financial services industry, having served as Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc., a commercial finance company. Also, in that role, he had ultimate responsibility for financial matters and the overall operations of CIT Group, Inc. The Board values this background considering our capital structure, liquidity needs and need to assess credit and other risks.

Mr. Harper contributes a knowledge of legal, governmental and international matters, with a long career at a major law firm, as well as serving as the Legal Adviser, or chief legal officer, of the U.S. State Department. Mr. Harper also served as an attorney for the NAACP Legal Defense Fund. His experience is of much assistance to a company such as ours that is heavily regulated, greatly affected by government policy and legal and judicial determinations, and which has also been involved in a substantial amount of international investment.

Mr. Hickey has a strong industrial and commercial manufacturing background from his service as President and Chief Executive Officer at Sealed Air Corporation, which makes food, protective and specialty packaging products. His executive managerial experience with product innovation, development, production and marketing contributes to the Board’s ability to oversee our company and focus on operational excellence. Mr. Hickey also is a Certified Public Accountant and held the position of Chief Financial Officer at Sealed Air Corporation. As CEO of Sealed Air Corporation, he had ultimate responsibility for financial matters.

Mr. Izzo is our Chairman of the Board, President and CEO, as discussed above under Leadership Structure. During his career he has developed broad experience in general management, strategic planning and finance, as well as a thorough understanding of our business operations and the challenges and opportunities of our industry. His background as a research physicist is of much benefit to a company that deals with many technical and scientific matters. Mr. Izzo’s prior service as an energy and policy analyst at the federal and state levels is a significant asset as we position ourselves as a leader in the utility industry and public policy arena.

Dr. Jackson is a distinguished scientist, who also brings an array of executive, governmental, scientific and academic experience from her years as Chair of the Nuclear Regulatory Commission and President of Rensselaer Polytechnic Institute. We are a heavily regulated business which is very much affected by public policy and scientific developments, so her experience in these areas is highly valued by the Board. We also operate three nuclear generating units and hold ownership interest in two other nuclear generating units.

Mr. Lilley has experience in product development, manufacturing and sales, gained from his years as Chairman of the Board, President and Chief Executive Officer at Cytec Industries, a global chemical and specialty materials company. His leadership experience is very important to us in light of the Board’s oversight of our operations and adherence to safety and environmental requirements. At Cytec he also had ultimate responsibility for financial matters.

Mr. Renyi had a long career with The Bank of New York Mellon and its predecessor, The Bank of New York, where he served as Chairman of the Board and Chief Executive Officer. In that capacity, he had substantial responsibility for the successful implementation of two major mergers. As a result, he brings to us a deep knowledge of finance, as well as significant experience in oversight of the operations of a major enterprise. The Board views this as highly valuable in the oversight of risk management and continued focus on financial strength, disciplined investment and operational excellence.

Mr. Shin brings diversified experience in the areas of technology, manufacturing, consumer products and customer satisfaction acquired through various senior positions at 3M Company, a company noted for innovation and operational excellence. He currently has responsibility for 3M’s industrial and transportation business. These skills are important as we seek operational excellence and invest in renewable energy technology, while satisfying customer expectations and maintaining reliability.

Mr. Swift is a licensed professional engineer who brings a strong managerial background in engineering, construction and plant operations at Foster Wheeler Ltd., where he served as Chairman of the Board, President and Chief Executive Officer. The Board believes that we benefit significantly from this as we are heavily engaged in similar endeavors as an integral aspect of our generation and utility businesses. Mr. Swift also served as Chairman of the Financial Accounting Standards Advisory Council. While CEO at Foster Wheeler he had ultimate responsibility for financial matters.

Committee Membership

Current committee assignments are presented in the following table. Committee assignments for all directors, will be made at the organizational meeting following the Annual Meeting of Stockholders.

	Audit	Corporate Governance	Executive	Finance	Fossil Generation Operations Oversight	Nuclear Generation Operations Oversight	Organization & Compensation

Albert R. Gamper, Jr.	X		X	X			C
Conrad K. Harper		C		X	X	X
William V. Hickey	X				C	C	X
Ralph Izzo			C
Shirley Ann Jackson	X		X	C	X	X	X
David Lilley	X			X	X	X
Thomas A. Renyi	C	X		X			X
Hak Cheol Shin	X	X			X	X
Richard J. Swift*		X	X		X	X	X
C = Committee Chairperson X = Committee Member * Also serves as Lead Director

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

Nominees For Election As Director

Albert R. Gamper, Jr.	ALBERT R. GAMPER, JR. has been a director since December 2000. Age 68. Director of PSE&G. Until retirement, was Chairman of the Board of CIT Group, Inc., Livingston, New Jersey, a commercial finance company, from July 2004 until December 2004. He was Chairman of the Board and Chief Executive Officer of CIT Group, Inc. from September 2003 to July 2004, Chairman of the Board, President and Chief Executive Officer from June 2002 to September 2003 and President and Chief Executive Officer from February 2002 to June 2002. He was President and Chief Executive Officer of Tyco Capital Corporation from June 2001 to February 2002, Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc., from January 2000 to June 2001 and President and Chief Executive Officer from December 1989 to December 1999. Mr. Gamper is currently a trustee to the Fidelity Group of Funds.
Conrad K. Harper	CONRAD K. HARPER has been a director since May 1997. Age 69. Director of PSE&G. He has been of counsel to the law firm of Simpson Thacher & Bartlett LLP, New York, New York since January 2003. He was a partner from October 1996 to December 2002 and from October 1974 to May 1993. He was Legal Adviser, U.S. Department of State from May 1993 to June 1996. Mr. Harper is currently a director of New York Life Insurance Company.
William V. Hickey	WILLIAM V. HICKEY has been a director since October 2001. Age 65. He has been President and Chief Executive Officer of Sealed Air Corporation, Elmwood Park, New Jersey, which manufactures food and specialty protective packaging materials and systems, since March 2000. He was President and Chief Operating Officer from December 1996 to February 2000. Mr. Hickey is currently a director of Sealed Air Corporation and Sensient Technologies Corporation.
Ralph Izzo	RALPH IZZO has been a director since October 2006. Age 52. Director of PSE&G, Power, Energy Holdings and Services. Chair of the Executive Committee. Chairman of the Board, President and Chief Executive Officer of PSEG since April 1, 2007. He was President and Chief Operating Officer of PSEG from October 2006 to April 2007 and President and Chief Operating Officer of PSE&G from October 2003 to October 2006.
Shirley Ann Jackson	SHIRLEY ANN JACKSON has been a director since June 2001. Age 63. Has been President of Rensselaer Polytechnic Institute, Troy, New York, since July 1999. She was previously a director of PSEG from 1987 to 1995, prior to becoming Chair, U.S. Nuclear Regulatory Commission, from July 1995 to July 1999. Dr. Jackson is currently a director of FedEx Corporation, IBM Corporation, Marathon Oil Corporation, Medtronic, Inc., and NYSE Euronext. She was formerly a director of US Steel.

Nominees For Election As Director

David Lilley	DAVID LILLEY has been a director since February 2009. Age 63. Until retirement, was Chairman of the Board, President and Chief Executive Officer of Cytec Industries Inc., Woodland Park, New Jersey, which is a global specialty chemicals and materials company, from January 1999 until December 2008. He was President and Chief Executive Officer from May 1998 to January 1999 and President and Chief Operating Officer from January 1997 to May 1998. Mr. Lilley is currently a director of Arch Chemicals Inc., and Rockwell Collins, Inc. He was formerly a director of Cytec Industries Inc.

Thomas A. Renyi	THOMAS A. RENYI has been a director since February 2003. Age 64. Until retirement, was Executive Chairman of The Bank of New York Mellon Corporation, New York, New York, a provider of banking and other financial services to corporations and individuals, from July 2007 until August 2008. He was Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc., and The Bank of New York, from February 1998 to July 2007. Mr. Renyi is currently a director of RiskMetrics Group.

Hak Cheol Shin	HAK CHEOL (H.C.) SHIN has been a director since May 2008. Age 52. He has been Executive Vice President-Industrial and Transportation Business of 3M Company, St. Paul, Minnesota, a diversified technology company, with product lines in the consumer and office, health care, electronics, industrial, graphics, transportation, safety and telecommunications markets, since January 2006. He was Executive Vice President-Industrial Business from June 2005 to January 2006, Division Vice President-Industrial Adhesives and Tapes Division from July 2003 to June 2005, Division Vice President-Electronics Markets Materials Division from October 2002 to June 2003, and Division Vice President-Superabrasives and Microfinishing Systems Division from March 2001 to October 2002.

Richard J. Swift	RICHARD J. SWIFT has been a Director since December 1994. Age 64. Director of PSE&G. He has been Lead Director since February 2010 and was Presiding Director from June 2007 until February 2010. He was Chairman of the Financial Accounting Standards Advisory Council from January 2002 to December 2006. He was Chairman of the Board, President and Chief Executive Officer of Foster Wheeler Ltd., Clinton, New Jersey, which provides design, engineering, construction, manufacturing, management, plant operations and environmental services, from April 1994 until October 2001. Mr. Swift is currently a director of CVS Caremark Corporation, Hubbell Incorporated, Ingersoll-Rand Limited and Kaman Corporation.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

Directors and Management

The following table sets forth, as of February 19, 2010, beneficial ownership of our Common Stock by the directors and executive officers named in the Summary Compensation Table. The information presented includes stock options, stock units and phantom shares. None of these amounts exceeds 1% of the Common Stock outstanding.

Name	Owned Shares (1)	Restricted Stock (2)	Stock Units/ Restricted Stock Units (3)	Phantom Shares (4)	Stock Options (5)	Total
Caroline Dorsa	9,889	8,800	—	—	15,275	33,964
Albert R. Gamper, Jr.	7,641	9,600	8,282	19,060	—	44,583
Conrad K. Harper	9,438	13,200	8,282	—	—	30,920
William V. Hickey	6,332	9,600	8,282	13,419	—	37,633
Ralph Izzo	149,914	—	—	—	830,000	979,914
Shirley Ann Jackson	5,090	9,600	8,282	—	—	22,972
Ralph A. LaRossa	7,138	—	—	—	74,300	81,438
William Levis	27,044	60,000	—	—	72,550	159,594
David Lilley	—	—	3,310	2,587	—	5,897
Randall E. Mehrberg	—	—	—	—	33,750	33,750
Thomas A. Renyi	4,065	8,800	8,282	22,414	—	43,561
Hak Cheol Shin	—	—	5,753	—	—	5,753
Richard J. Swift	14,010	14,400	8,282	35,537	—	72,229
All directors and executive officers as a group (15 persons)	257,348	135,400	66,653	93,017	1,025,875	1,578,293

(1)	Includes all shares held directly, in brokerage accounts, under the 401(k) plan, shares jointly owned with a spouse and shares held in a trust or a custodial account.

(2)	Includes restricted stock granted to executive officers under the LTIP and restricted stock granted to directors under the former Stock Plan for Outside Directors.

(3)	Includes restricted stock units granted to executive officers under the LTIP and stock units granted to directors under the Equity Compensation Plan for Outside Directors.

(4)	Includes phantom shares granted under the Directors’ Deferred Compensation Plan.

(5)	Stock options granted under the LTIP and exercisable currently or within 60 days. Excludes stock options not exercisable within 60 days as follows:

Dorsa	Izzo	LaRossa	Levis	Mehrberg	Group
112,125	866,100	141,100	177,150	160,150	1,528,125

Certain Beneficial Owners

The following table sets forth, as of February 19, 2010, beneficial ownership in shares by any person or group known to us to be the beneficial owner of more than five percent of our Common Stock. According to the Schedules 13G filed by the respective owners with the SEC, these securities were acquired and are held in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

Name and Address	Amount and Nature of Beneficial Ownership	Percent
Capital Research Global Investors	30,822,600	6.1 (1)
333 South Hope Street
Los Angeles, CA 90071

(1)	As reported on Schedule 13G filed February 9, 2010

Section 16 Beneficial Ownership Reporting Compliance

During 2009, none of our directors or executive officers was late in filing a Form 3, 4 or 5 in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, with regard to transactions involving our Common Stock.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and with Compensation Advisory Partners LLC, the Committee’s compensation consultant. Based on such review and discussions, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Organization and Compensation Committee:

Albert R. Gamper, Jr., Chair

William V. Hickey

Shirley Ann Jackson

Thomas A. Renyi

Richard J. Swift

February 15, 2010

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the material elements of our executive compensation program and the decisions made regarding our named executive officers (NEO’s) in this Proxy Statement. For 2009, our NEOs are:

•	Ralph Izzo, our Chairman of the Board, President and CEO;

•	Caroline Dorsa, our Executive Vice President and Chief Financial Officer;

•	Thomas M. O’Flynn, our Executive Vice President and Chief Financial Officer until April 10, 2009;

•	Randall E. Mehrberg, the Executive President-Strategy and Development of our subsidiary, Services, and the President and Chief Operating Officer of our subsidiary, Energy Holdings;

•	William Levis, the President and Chief Operating Officer of our subsidiary, Power; and

•	Ralph A. LaRossa, the President and Chief Operating Officer of our subsidiary, PSE&G.

Executive compensation is administered under the direction of the Organization and Compensation Committee (Committee). The Committee is made up of directors who are independent under NYSE rules and our requirements for independent directors.

Compensation Philosophy and Program

We have designed our Executive Compensation Program (Program) to attract, motivate and retain high-performing executives who are critical to our long-term success. We have structured the Program to link executive compensation to successful execution of our strategic business plans and meeting our financial, operational and other corporate goals. This design is intended to provide executives increased compensation when we do well as measured against our goals and deliver on shareholder expectations and to provide less compensation when we do not.

In setting compensation for a particular executive, our philosophy is to use the median of compensation of similar positions within an identified peer group of energy companies as a reference point, which we will then adjust based on the performance and experience of the individual, the individual’s ability to contribute to our long-term success and other factors, such as relative pay positioning among executives.

We review the philosophy and objectives of the Program at least annually and present any proposed changes to the Committee for its approval. Given the dynamics of the marketplace, we regularly evaluate the compensation philosophy, strategy and programs to ensure they accomplish the following objectives:

•	Drive and reward performance;

•	Align with long-term shareholder value creation;

•	Allow us to attract and retain the talent needed to effectively execute our strategy; and

•	Provide a competitive total compensation opportunity without encouraging excessive risk.

Compensation Consultant

In September 2009, the Committee retained CAP, an independent executive compensation consulting firm, to provide information, analyses and advice regarding executive and director compensation, as described below. Prior to that time, the Committee engaged Mercer to provide these services. Mercer, along with its affiliated entities, continues to provide other services to the Company. Please refer to the Corporate Governance section above for further information on fees paid to Mercer and its affiliates. The Committee chose to change to CAP when the lead consultant on the engagement left Mercer to form CAP. Therefore, although the Committee decided to use a different firm, the lead consultant remained the same. CAP performs no other services for the Company.

The consultant who performs these services reports directly to the Committee and the Committee has established procedures that it considers adequate to ensure that CAP’s advice to the Committee is objective and is not influenced by management. These procedures include: a direct reporting relationship of the consultant to the Committee and an agreement specifying what information can and cannot be shared with management. CAP provides only executive compensation consulting services. At the Committee’s direction, the consultant provided the following services:

•	Evaluated the competitive positioning of our NEOs’ base salaries, annual incentive and long-term incentive compensation relative to our peers and compensation philosophy;

•

Advised the Committee on CEO and other NEO target award levels within the annual and long-term incentive programs and, as needed, on actual compensation actions and assisted in developing compensation terms for the CEO;

•	Reviewed our annual and long-term incentive programs to ensure they continue to be aligned with our philosophy and drive performance;

•	Briefed the Committee on executive compensation trends among our peers and broader industry;

•	Advised the Committee, as requested, on the performance measures and performance targets for the annual and long-term incentive programs;

•	Reviewed the total share usage of the Company for the long-term incentive plan;

•	Conducted an assessment to determine whether any elements of our employee compensation programs create a potential incentive to take on excessive risk;

•	Reviewed the change-in-control practices and the decision to eliminate excise tax gross-ups as part of severance benefits;

•	Evaluated our share ownership guidelines relative to our peers and broader industry; and

•	Assisted with the preparation of this Compensation Discussion and Analysis.

In the course of conducting its activities, the consultant attended five meetings of the Committee in 2009 and presented its findings and recommendations for discussion.

In addition, Mercer updated a competitive assessment of outside director compensation for the Corporate Governance Committee.

2009 Performance

During 2009, our business was impacted by many factors, including lower natural gas prices, milder than normal weather, the economic slowdown and increased pension costs. The milder weather and economic slowdown have caused an overall reduction in customer demand for electricity and gas in the markets where we operate. In addition, we have experienced a higher number of customers choosing to contract with independent electric suppliers, which also reduces margins. Lower commodity prices and reduced demand result in lower margins for our generation output, especially as existing relatively higher-priced contracts expire and are replaced. Our hedging strategy helped to mitigate the effects of lower prices. Enhanced environmental regulation and the response to climate change concerns present challenges and potential opportunities. In 2009, we further explored prudent growth opportunities for our utility and generation businesses and made investments in solar power. We continued to cut costs while maintaining our safety, reliability and environmental standards. Our focus remained on operational excellence, improving our financial strength and making disciplined investments.

Recent Committee Actions

The Committee considered recommendations from its consultant and management with regard to compensation design and effectiveness and reviewed competitive practices within our peer group. In addition, the Committee was kept apprised of trends and developments in the market as it relates to executive compensation. The Committee approved the following related to the 2009 compensation year:

•	Payouts under the 2009 Senior Management Incentive Compensation Program (SMICP) based on assessment of performance relative to pre-established goals;

•	Management’s proposal to freeze salaries for executives in recognition of the challenges we expect to face in 2010;

•

The change in weighting of business unit financial performance for the Chief Financial Officer and the Executive Vice President and General Counsel to more appropriately reflect the impact these executives have on the overall organization;

•

Eliminating in the Key Executive Severance Plan gross-ups on excise taxes related to potential severance payments on a change in control to better align with stockholder interests and recognize the emerging trends in the market;

•	Long-term incentive grants for executives based upon their individual performance, role in the organization and the competitive market; and

•	Consolidating executive retirement plans from three to two to ease administration and provide greater transparency.

In addition to the above actions, the Committee reviewed the risk assessment conducted by its consultant. This assessment was designed to determine whether any of the incentive programs create a potential incentive for individuals, either NEOs or others, to take excessive risks which are reasonably likely to have a material adverse effect on us.

As discussed earlier, 2009 was a challenging year, and we expect that in 2010 we will continue to face many challenges given the economic environment. Our performance-oriented compensation programs help us manage through both good and bad economic times and we recognize the need to maintain our focus on operational excellence, financial strength and disciplined investment while attracting and retaining top talent that is critical to accomplishing these objectives. We believe that our performance-based compensation programs will deliver the appropriate compensation based on our results relative to both our business plan and our peers.

The Committee has considered our compensation philosophy, total direct compensation, pay mix and the components of compensation for the CEO and other NEOs in regard to performance, business results and risk. The Committee believes that the current balance of base salary, annual cash incentive award and long-term incentives is appropriate to align the interests of executive officers with shareholders and reward superior performance.

Overview of Current Executive Compensation Program

The main components of our executive compensation program, including those for our NEOs, are set forth in the following table. A more detailed description is provided in the respective sections below.

Compensation Element	Description	Objective
Base Salary	— Fixed cash compensation	— Provides reward for the executive to perform his/her basic job functions — Assists with recruitment and retention
Annual Cash Incentive

— Paid in cash each year if warranted by performance

— Executive has the opportunity to earn up to 150% of his/her target award, which is based on a percentage of base salary

— Metrics and goals are established at the beginning of each year and the payout is made based on performance relative to these goals and metrics

— Key metrics for 2009 included:

• Earnings per share from continuing operations

• Specific financial, operational and strategic goals

— Intended to reward for driving best-in-class operating results over a one-year timeframe — Creates a direct connection between business success and financial reward
Long-Term Incentives	— Performance Units — Stock Options — Restricted Stock — Restricted Stock Units (See Table under Long-Term Incentive Plan)

— Rewards strong financial and stock price performance

— Provides for strong alignment with shareholders

— Assists with retention

— Intended to reward for driving financial results over a multi-year time frame

Retirement Plans	— Defined benefit pension plans — Defined contribution plan—401(k) with a partial Company matching contribution	— Provides retirement income for participants — Assists with recruitment and retention
Deferred Compensation Plan	— Permits participants to defer receipt of a portion of compensation	— Provides participants with the opportunity to more effectively manage their taxes — Assists with retention
Supplemental Executive Plan	— Provides supplemental retirement benefits for certain employees beyond qualified plan benefits	— Assists with recruitment and retention
Post-employment Benefits	— Severance and change-in-control benefits	— Assures the continuing performance of executives in the face of a possible termination of employment without cause — Assists with retention
Other Benefits	— Health care programs — Limited perquisites	— To be competitive with companies in the energy industry

Role of Chief Executive Officer

The CEO attends Committee meetings, other than executive sessions. Other executive officers and internal compensation professionals may attend portions of Committee meetings, as requested by the Committee. The CEO recommends changes to the salaries of his direct reports (who include the NEOs) within an overall base salary budget approved by the Committee, and the Committee considers these recommendations in the context of the peer group. For 2010, there were no increases in base salary for the executive officers. The CEO recommends incentive compensation targets (expressed as a percentage of base salary) for the SMICP and LTIP grants for his direct reports as well as the associated goals, objectives and performance evaluations. The CEO participates in the Committee’s discussions of those recommendations.

The design and effectiveness of compensation policies and programs are reviewed by the CEO in conjunction with the Committee’s consultant periodically in light of general industry trends and the peer group, and recommendations for changes are made to the Committee as deemed advisable by the CEO. The CEO reviews such compensation matters with our internal compensation professionals and other consultants. The Committee believes that the role played by the CEO in this process is reasonable and appropriate because the CEO is uniquely suited to evaluate the performance of his direct reports.

Peer Group

We set executive compensation to be competitive with other large energy companies within an identified peer group. We consider Base Salary, Total Cash Compensation (base salary plus target annual incentive) and Total Direct Compensation (base salary plus target annual incentive plus target long-term incentive) as the elements of compensation within the peer group for purposes of benchmarking. The current peer group was first used in 2008. We review the peer group each year and believe it continues to reflect our industry competitors in the market from which we recruit executive talent. This peer group is used as a reference point for setting competitive executive compensation and was developed to reflect similarly-sized energy companies with comparable businesses. The Committee targets the median (50th percentile) of this peer group for positions comparable to those of our officers for Total Direct Compensation. The peer group is also used for comparison in assessing our performance under our long-term incentive plan as well as an overall validation of the alignment between pay and performance.

The peer companies are as follows:

American Electric Power Company, Inc.	FirstEnergy Corp.
Consolidated Edison, Inc.	FPL Group, Inc.
Constellation Energy Group, Inc.	PG&E Corporation
Dominion Resources, Inc.	PPL Corporation
Duke Energy Corporation	Progress Energy, Inc.
Edison International	Sempra Energy
Entergy Corporation	The Southern Company
Exelon Corporation	Xcel Energy Inc.

The following table shows a comparison to our peer companies based on the most recently available financial data.

	2008 Revenue ($)	2008 Net Income ($)	Market Cap at 12/31/08 ($)
		Millions
Peer Group 75th Percentile	16,320	1,447	19,384
Peer Group Median	13,848	1,302	13,640
Peer Group 25th Percentile	12,621	1,079	10,517
PSEG	13,807	1,192	14,763

The data used for the comparisons below are from the most recent data available for the companies in the peer group. The Committee considers a range of 85% to 115% of the 50th percentile of comparable positions to be within the competitive median.

For 2009, base salary, target Total Cash Compensation and target Total Direct Compensation of each of the NEOs included in this Proxy Statement (except Mr. O’Flynn whose employment with us terminated in April 2009) as a percentage of the comparative benchmark levels of the peer group was as follows:

% of Comparative Benchmark Levels
Name	Izzo	Dorsa	Levis	Mehrberg	LaRossa

Base Salary	77	98	101	132	95
Total Cash Compensation	89	92	101	136	92
Total Direct Compensation	96	91	103	116	99

For 2010, base salary, target Total Cash Compensation and target Total Direct Compensation of each of the NEOs included in this Proxy Statement as a percentage of the comparative benchmark levels of the peer group are as follows:

% of Comparative Benchmark Levels
Name	Izzo	Dorsa	Levis	Mehrberg	LaRossa

Base Salary	78	102	93	106	107
Total Cash Compensation	91	96	93	110	105
Total Direct Compensation	94	88	92	101	105

All of the NEOs, except Mr. Mehrberg, were at or below the comparative benchmark levels for 2009. Mr. Mehrberg began his employment with us in September 2008. His base salary and total target cash compensation reflected the compensation package necessary to recruit him. The changes from 2009 to 2010 reflect additions in responsibilities assigned to Mr. Mehrberg and compensation changes at the peer group companies, as all components of NEO salaries were frozen for 2010.

Pay Mix

The Committee believes that Total Direct Compensation is a better measure for evaluating executive compensation than focusing on each of the elements individually and it does not set a formula to determine the mix of the various elements. The mix of base salary and annual cash incentive for each of the executive positions is surveyed from the peer group. The reported pay structure from the competitive analysis is used as a general guideline in determining the appropriate mix of compensation among base salary, annual and long-term incentive compensation opportunity. However, we also consider that the majority of a senior executive’s compensation should be performance-based and the more senior an executive is in the organization, the more his/her pay should be oriented toward long-term compensation.

The 2009 and 2010 mix of base salary, target annual cash incentive and long-term incentive are presented below for the CEO as well as the average for the other NEOs (excluding Mr. O’Flynn, as his employment with us terminated in April 2009):

CEO Compensation

The CEO’s severance agreement went into effect in January 2009 and Mr. Izzo’s compensation was designed to position Mr. Izzo’s total pay around the median of the market. Mr. Izzo has demonstrated strong performance over his tenure as CEO and the Committee believes this arrangement is appropriate. The changes to the key terms of Mr. Izzo’s compensation in 2009 were as follows:

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Base Salary: The Committee intended to position Mr. Izzo’s salary at $1.25 million, which is the median of the peer group. However, given the challenging economic environment, in December 2008, Mr. Izzo volunteered to forego a 2009 salary increase. At the time, the Committee agreed to postpone any increases to his base salary until 2010 and his 2009 salary remained $950,000. As it became clear that 2010 will also be a challenging year, the Committee is maintaining Mr. Izzo’s salary at $950,000 at his request. This is reflective of the company-wide decision to freeze salaries for all non-represented and most represented employees.

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Annual Cash Incentive: The Committee intended to maintain the CEO’s annual incentive at 100% of salary, but decided to use the originally-contemplated $1.25 million salary as the basis for the target incentive. This decision was made to position his target compensation closer to the median of the market while not increasing base salary, which equates to 132% of his current salary. This was not changed for 2010.

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Long-term Incentive: The Committee had proposed to establish the CEO’s long-term incentive target for 2009 at $5.25 million, which, when combined with the intended salary ($1.25 million) and the target annual incentive, would have positioned his targeted Total Direct Compensation around the market median. However, given the challenging economic environment, the Committee set the long-term target amount at $4.725 million (10% lower than initially proposed). Upon discussion with the CEO, the CEO again requested that the Committee keep his long-term compensation opportunity for 2010 at current levels given the current economic environment and the actions taken on compensation throughout the organization.

The CEO’s new compensation level is reflected above in the competitive positioning detailed in Total Direct Compensation. A recommendation with respect to CEO compensation was included with data presented to the Committee by management. After meeting in executive session, without the CEO present, the Committee determined CEO compensation in consultation with all the independent directors.

Compensation Components

Base Salary

As the reference point for competitive base salaries, the Committee considers the median of base salaries provided to executives in the peer group who have duties and responsibilities similar to those of our executive officers. The Committee also considers the executive’s current salary and makes adjustments based principally on individual performance and experience. Each NEO’s base salary level is reviewed annually by the Committee using a budget it establishes for merit increases and salary survey data provided by Towers Watson, a compensation consulting firm, and reviewed by CAP. The NEO’s individual performance and his/her business unit’s performance are considered in setting salaries.

The Committee considers base salaries and salary adjustments for individual NEOs, other than the CEO, based on the recommendations of the CEO, considering the NEO’s level of responsibilities, experience in position, sustained performance over time, results during the immediately preceding year and the pay in relation to the benchmark median. Performance metrics include achievement of financial targets, safety and operational results, customer satisfaction, regulatory outcomes and other factors. In addition, factors such as leadership ability, managerial skills and other personal aptitudes and attributes are considered. Base salaries for satisfactory performance are targeted at the median of the competitive benchmark data.

For 2009, the Committee set the merit increase budget at 3.0% and, as mentioned above, held the base salary for Mr. Izzo at the 2008 level, or $950,000, which is below the median provided to CEOs of the peer group companies. The base salaries for the NEO group, with the exception of Mr. LaRossa, were also held to 2008 levels ($546,000 for Mr. Levis, $618,000 for Mr. O’Flynn, and $545,000 for Mr. Mehrberg). The Committee approved a salary adjustment of 10%, to $468,600, for Mr. LaRossa to provide a level of salary within the competitive range as reported by the 2008 peer group for Mr. LaRossa’s position. Ms. Dorsa’s salary was set at $570,000 in 2009 when her employment with us began. Mr. Izzo’s salary of $950,000 exceeds that of the other NEOs due to his greater level of duties and responsibilities as the principal executive officer to whom NEOs report, and to whom the Board will look for the execution of corporate business plans.

As noted above, for 2010, due to the challenging environment the Company expects to face, base salaries for all executives, as well as for all non-represented and most represented employees, were frozen at 2009 levels.

Annual Cash Incentive Compensation

The SMICP was approved by stockholders in 2004. It is an annual cash incentive compensation program for our most senior officers, including the NEOs. This plan’s title (formerly known as the Management Incentive Compensation Plan) was changed effective for 2009. To support the performance-based objectives of our compensation program, corporate and business unit goals and measures are established each year based on factors deemed necessary to achieve our financial and non-financial business objectives. The goals and measures are established by the CEO for the NEOs reporting to him, and for each other participant by the individual to whom he or she reports.

The SMICP sets a maximum award fund in any year of 2.5% of net income. The formula for calculating the maximum award fund for any plan year was determined at the time of plan adoption by reference to, among other things, similar award funds used by other companies and a review of executive compensation practices designed to address compliance with the requirements of Internal Revenue Code (IRC) Section 162(m), which, as explained below, limits the Federal income tax deduction for compensation in excess of certain amounts. If appropriate, the Committee will recommend for stockholder approval any material changes to the SMICP required to align the plan with our compensation objectives.

The CEO’s maximum award cannot exceed 10% of the award fund. The maximum award for each other participant cannot exceed 90% of the award fund divided by the number of participants, other than the CEO,

for that year. For 2009 performance under the SMICP, these limits were $39,810,235 for the total award pool (of which $4,360,200 was awarded), $3,981,024 for the CEO’s maximum award and $2,756,093 for each other participant’s maximum award.

Subject to the overall maximums stated above, NEOs are eligible for annual incentive compensation. The beginning point in the process is a calculation based on a combination of the achievement of individual performance goals and business/employer performance goals, as well as overall corporate performance, as measured by the Corporate Factor. The Corporate Factor for 2009 was Earnings Per Share (EPS) from Continuing Operations. We believe sustained EPS is a significant driver of shareholder value and provides line-of-sight over a one-year period between individual actions of executives and company performance.

The maximum result of this calculation is a comparative performance of 1.5. The corporate factor in 2009 could range from 0.0 to 1.3 based on pre-determined EPS goals. The payout factor and related targets for 2009 are illustrated below. The Committee has the discretion to increase the corporate factor up to 1.5 if the maximum pre-determined EPS goal, $3.35 in 2009, is exceeded. If the actual EPS is between the points shown below, the Corporate Payout Factor is determined using linear interpolation. In addition, participants, including the NEOs, but not the CEO, have a combination of business unit (BU) earnings and multiple business unit scorecard (financial, operational and strategic) metrics and goals. Each factor is multiplied by the respective individual’s weighting shown below. All participants, including the NEOs and CEO, have a combination of multiple individual financial, operational and strategic metrics and goals. An illustration of the plan mechanics is provided below, which when added together results in an individual’s payout as a percent of target incentive.

The corporate performance goal targets and payout factors at each target performance level for 2009 are set forth below:

EPS from Continuing Operations	Corporate Payout Factor
Less than $3.05	0.0
$3.05	0.6
$3.10	1.0
$3.35	1.3

The respective business unit performance goal targets and payout factors at each target performance level for 2009 are set forth below:

Power Earnings $000	PSE&G Earnings $000	Holdings Earnings (Losses) $000	Services O&M $000(1)	Payout Factor
<1,257.9	<317.2	<(26.8)	>401.5	0.0
1,257.9	317.2	(26.8)	401.5	0.6
1,275.8	321.7	(26.4)	395.9	1.0
1,358.2	342.5	(24.7)	370.9	1.3

(1)	O&M relates to reduced costs for operation and maintenance.

The actual corporate and business unit results and corresponding payout factors for the performance levels achieved for 2009 are set forth below:

	Actual Results	Payout Factor
Corporate EPS($)	3.1405	1.048
Power Earnings($000)	1,220.7	0
PSE&G Earnings($000)	310.2	0
Holdings Earnings($000)	45.4	1.300
Services O&M($000)	366.0	1.300	(1)

(1)	In its determination of final awards, the Committee limited Services’ payout factor to 1.048, the same as the Corporate payout factor.

Each factor (corporate earnings, business unit earnings, business unit scorecard and individual goals) is weighted based on an executive’s role, with the intention of balancing business unit and individual performance with corporate performance. The weighting for each of the NEOs for 2009 is detailed below, together with the actual achievement factor attained in 2009:

Executive(1)	Corporate	BU Earnings	BU Scorecard	Individual Goals	Overall Achievement Factor

Izzo
Weight	75%	—	—	25%
Achievement	1.048	—	—	1.158	1.076
Dorsa
Weight	70%	10%	10%	10%
Achievement	1.048	1.048	1.225	1.201	1.081
Mehrberg
Weight	70%	10%	10%	10%
Achievement	1.048	1.174	1.385	1.025	1.092
Levis
Weight	60%	15%	15%	10%
Achievement	1.048	0	1.190	1.250	0.932
LaRossa
Weight	60%	15%	15%	10%
Achievement	1.048	0	0.857	1.256	0.883

(1)

Mr. O’Flynn is excluded as he terminated employment on April 10, 2009. Upon termination he received $101,589 as a prorated portion of his target award in accordance with his severance payment as discussed under Employment Agreements below. Had he remained, his factors would have been the same as shown for Ms. Dorsa.

The final step in the process is for the Committee to make an overall judgment as to the appropriate payout levels for each NEO taking into account the overall achievement factors along with other less quantifiable considerations, such as leadership and success in adapting to a changing external environment and the recommendations of the CEO.

The SMICP awards of the NEOs for 2009 are shown below and in the Summary Compensation Table. The Committee made its determinations regarding SMICP awards for the 2009 performance year in February 2010, for payment in March 2010. Based upon the executive’s overall achievement factor, his/her current base salary and target annual incentive opportunities, as well as the modifications made for each of Mr. Levis and Mr. LaRossa in recognition of their respective accomplishments despite a challenging environment, each earned the following payout for 2009:

Executive	Salary ($)	Target Annual Incentive Percentage (%)	Target Annual Incentive in Dollars ($)	Overall Achievement Factor	Modification	Payout Earned ($)
Izzo(1)	950,000	131.6	1,250,000	1.076	—	1,345,000
Dorsa(2)	570,000	60	342,000	1.081	—	277,300
Mehrberg	545,000	60	327,000	1.092	—	357,100
Levis	546,000	70	382,200	0.932	17,800	374,000
LaRossa	468,600	60	281,200	0.883	37,200	285,500

(1)	Mr. O’Flynn is excluded as his employment with us terminated on April 10, 2009.

(2)	Ms. Dorsa’s award was prorated from her date of employment, April 9, 2009.

The Committee believes that the 2009 goals established for the NEOs provided the appropriate degree of difficulty, based upon the overall economic environment and that the final award determinations are appropriate. To ensure that pay and performance are aligned, the Committee with the assistance of CAP, assesses whether the payouts that are earned by the NEOs are consistent with our performance relative to peers.

Long-Term Incentive Compensation

NEOs, other officers as determined by the Committee and other key employees, as selected by the CEO within guidelines established by the Committee, are eligible to participate in the LTIP. This plan is designed to attract and retain qualified personnel for positions of substantial responsibility, motivate participants toward goal achievement by means of appropriate incentives, achieve long-range corporate goals, provide incentive compensation opportunities that are competitive with those of other similar companies and align participants’ interests with those of stockholders. The LTIP was approved by stockholders at the 2004 Annual Meeting. To permit flexibility, the LTIP provides for different forms of equity awards including:

Compensation Element	Description	Objective
Performance Units

— Full value shares that are earned based upon Total Shareholder Return relative to peers and Return on Invested Capital against our internal goals. Both metrics are measured over a three-year period Each metric is independent and equally weighted

— Participants have the opportunity to earn up to 200% of their target award based on performance

— Dividend equivalents are accrued as declared

— Rewards for strong financial and stock price performance over a longer time frame than annual rewards — Full value shares assist with retention
Stock Options

— Granted with an exercise price equal to closing stock price on date of grant

— 10-year term

— Vest proportionately over 4 years

— No discounted options may be granted

— No repricings may be done without shareholder approval

— Provide for alignment with shareholders as participant realizes value only if the stock price increases — Assists with retention
Restricted Stock	— Grant of full value shares — Vest proportionately over 4 years — Full voting rights — As stockholder, receives all dividends as declared	— Serves as retention device as recipient must remain with Company through vesting dates to earn award
Restricted Stock Units	— Right to receive shares of full value stock at vesting dates — Vest proportionately over 4 years — Dividend equivalents are accrued as declared	— Serves as retention device as recipient must remain with Company through vesting dates to earn payout

For grants made in December 2008 for 2009 as well as the grants made in December 2009 for 2010, which are the ones shown in the “Grants of Plan-based Awards” table, the Committee determined that senior officers, including all the NEOs, would be granted a long-term award consisting of 50% performance units and 50% non-qualified stock options. We use performance units and stock options as the primary long-term incentive vehicle as we believe they provide a performance orientation and alignment with shareholders’ interests.

Grant levels are determined by the Committee based upon several factors, including the value of long-term incentive awards made by companies in the peer group to executives in similar positions and whose cash compensation is similar to each NEO as well as the individual’s ability to contribute to our overall success. The level of grants is reviewed annually by the Committee. In general, when making LTIP grants, the Committee’s determinations are made independently from any consideration of the individual’s prior LTIP awards.

The CEO determines his recommendations for the size of long-term incentive awards for NEOs and each other participant in part by analyzing long-term incentive award values granted to executives for comparable positions as reported in the peer group. Median long-term incentive values for comparable levels of base salary for executive positions within the peer group are used as a further reference for determining the recommended grant size for NEOs and other officers. In making a recommendation for the size of a particular LTIP grant for each NEO, the CEO adjusts this average to reflect the individual’s performance and ability to contribute to our long-term value.

Performance units are subject to the achievement of certain goals related to Total Shareholder Return (TSR) and Return on Invested Capital (ROIC) over a three-year performance period. Each metric is independent and equally weighted (i.e., 50% each). TSR relative to the peer group was selected as it provides alignment with our shareholders and provides the incentive to deliver a return to shareholders greater than that of our peers. ROIC is used to ensure we are effectively using our capital base. Based upon performance relative to the peer group on TSR and three-year average ROIC vs. our internal goals, executives can earn a stock award of up to 200% of their target. We believe that the ROIC goal represents a significant degree of difficulty.

Recipients receive 100% of their grant amount (a) if for the three-year performance period TSR places us in the 50th percentile of the peer group and (b) if our ROIC for the three-year performance period is 9.7%. The award can be reduced to 0 or increased to 200% of the grant amount depending on TSR and ROIC performance for the period.

The performance schedule for relative Total Shareholder Return, which can earn an individual 50% of the performance unit award, is detailed below:

TSR Performance vs. Peers(1)	Percent Payout Factor for TSR Component

35th Percentile	25%
50th Percentile	100%
75th Percentile	200%

(1)	Which earns an executive 50% of the award.

Retirement

We provide certain qualified retirement benefits under our Pension Plan and Cash Balance Plan to maintain practices that are competitive with companies in the energy services industry with which we compete for executive talent. In addition to the qualified plans, we maintain supplemental plans to provide competitive retirement benefits. Our supplemental executive retirement plans were adopted to assist in the recruitment and retention of key employees. Effective December 1, 2009, we combined the former Mid-Career Supplemented Retirement Income Plan and the Limited Supplemental Benefits Plan into a single plan known as the Supplemental Executive Retirement Income Plan for Non-Represented Employees (Supplemental Executive Plan) with no substantive changes to the benefits provided.

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The Retirement Reinstatement Plan is an unfunded excess benefit plan that provides retirement benefits that would have been paid under our qualified retirement plans but for the compensation limitations of the IRC which caps the amount of an employee’s compensation that may be considered for qualified plan purposes. All employees who are affected by these compensation limits are eligible to participate in this plan.

•

The Supplemental Executive Plan is an unfunded retirement benefit plan that provides supplemental retirement and death benefits to participants nominated by the CEO and designated by our Employee Benefits Policy Committee. It also provides retirement benefits based upon additional credited years of service for prior allied professional or industrial experience to employees selected by the CEO. The plan is primarily used as a recruitment and retention tool.

We also maintain a defined contribution 401(k) Plan and provide a partial Company matching contribution for 401(k) participants who are in the Cash Balance Plan.

Deferred Compensation Plan

We offer a deferred compensation plan to our executive officers so they can more effectively manage their personal tax obligations. Participants may elect to defer all or any portion of their cash compensation, and may choose from among several different rates of return based upon the choices available in our 401(k) Plan, as well as a market-based rate of Prime rate plus  1/2%.

Severance and Change-in-Control Benefits

We provide severance benefits in the event of certain employment terminations. These benefits are available to officers, including the NEOs, in order to be competitive with the companies in the energy industry and provide a level of financial security to the executive in periods of uncertainty in the event of a termination without cause.

The Committee compares the benefits made available to NEOs and officers in the event of a termination to those generally offered by other companies in our industry. The severance agreement of Mr. Izzo and the employment agreement of Mr. O’Flynn also provide for certain severance benefits.

We also provide severance benefits upon a change-in-control to officers, including the NEOs. A change-in-control is by its nature disruptive to an organization and to many executives. Such executives are frequently key players in the success of organizational change. To assure the continuing performance of such executives and maintain stability and continuity in the face of a possible termination of employment in the event of a change-in-control, we provide a competitive severance package. In addition, some executives, not key parties to such transaction, may have their employment terminated following its completion. A severance plan with benefits applicable upon a change-in-control is an important element for attracting and retaining key executives.

Prior to December 1, 2009, the terms of our Key Executive Severance Plan provided for payments that, in the event that an NEO or select other executive received change-in-control benefits and the executive was subject to excise tax related to the change-in-control payment, the Company would have grossed-up the executive’s payment to keep him/her whole. Mr. Izzo’s severance agreement and Ms. Dorsa’s offer letter provided a similar benefit. However, effective December 1, 2009, the CEO proposed and the Committee supported and approved eliminating the provision whereby executives would have received a gross-up for excise taxes as part of the Key Executive Severance Plan. Mr. Izzo and Ms. Dorsa supported this action and consented to have their agreements amended to eliminate the gross-up provision. While providing gross-ups for change-in-control payments is still a common practice in the market, the cost borne by stockholders may often be disproportionate to the benefit to the executive and therefore we decided to eliminate the provision. We also believe that over time, the market trend will continue to move in this direction.

Severance and change-in-control benefits are described under Potential Payment Upon Termination of Employment or Change-in-Control below.

Perquisites

We provide certain perquisites that we believe are reasonably within compensation practices of our peers or provide benefit to the Company, such as allowing the executive to be productive while commuting. These include automobile use (and for the CEO, a driver) or car service, reimbursement of relocation expenses, annual physical examinations, Company-purchased tickets to entertainment and sporting events, limited spousal travel (with CEO approval) to executives on business trips, home security and home computer services. These perquisites are described in the Summary Compensation Table, as applicable.

We do not provide a tax gross-up of personal benefit amounts deemed to be taxable income under federal or state income tax laws and regulations, except for certain relocation expenses, primarily in the case of newly-hired executives.

Clawbacks

We have adopted provisions that require a participant to forfeit any annual or long-term incentive grants and repay profits made on sales of LTIP shares if they are earned as a result of misconduct related to accounting restatements. LTIP grants and shares received on exercise of LTIP grants are also subject to clawback if the participant violates his/her non-compete, non-solicitation or confidentiality agreements.

Stock Ownership and Retention Policy

In order to strengthen the alignment of the interests of management with those of stockholders, we have established a Stock Ownership and Retention Policy (Policy). Each officer must acquire a prescribed amount of shares within five years of the adoption of the Policy or the date they are elected or promoted. The following shares owned by the officer are counted toward the ownership requirement: (i) shares held in trusts for the benefit of immediate family members where the officer is the trustee, (ii) shares granted to the officer in the form of restricted stock and restricted stock units, whether or not vested, and (iii) shares held by the officer in the 401(k) Plan. Stock options and performance units (as distinct from shares which are actually issued as a result of exercise or vesting) are not counted. Shares subject to hedging or monetization transactions (such as zero-cost collars and forward sale contracts), which allow the officer to retain legal ownership without its full risks and rewards, are not counted for purposes of either the ownership or retention provisions of the Policy. Our Insider Trading Policy does not permit such hedging or pledging.

Each officer must retain at least 100%, after tax and costs of issuance, of all shares acquired through equity grants made subsequent to the adoption of the policy, including the vesting of restricted stock or restricted stock unit grants, payout of performance awards and exercise of option grants, until the ownership requirement is met. Once an officer attains his/her required level of stock ownership, he/she must retain 25%, after tax and costs of issuance, of shares until retirement or his or her employment otherwise ends.

In the event an officer is not in compliance with any provision of the Policy, the Committee may take such action as it deems appropriate, consistent with the provisions of our compensation plans and applicable law and regulations, to enable the officer to achieve compliance at the earliest practicable time or otherwise enforce the Policy. Such action may include establishing conditions with respect to all or part of any SMICP or LTIP award. The Committee may vary the application of the provisions of the Policy for good cause or exceptional circumstances.

The Policy was not a factor considered by the Committee in making 2009 grants under the LTIP.

The following table shows, for each NEO, the dollar amount of stock ownership required by the Policy and the dollar amount of actual holdings as of February 19, 2009. For Messrs. Izzo, Levis and LaRossa, compliance must be achieved by November 20, 2012; for Ms. Dorsa, the compliance date is April 10, 2014 and for Mr. Mehrberg it is September 8, 2013.

Name	Multiple Required	Required Amount ($)(1)	Amount Held ($)(2)

Izzo	5	4,750,000	6,393,812
Dorsa	3	1,710,000	658,023
Mehrberg	3	1,635,000	—
Levis	3	1,638,000	4,265,000
LaRossa	3	1,405,800	282,247
(1)	Determined on basis of base salary on the effective date of the current salary of each of the NEOs which was January 1, 2009, except for Ms. Dorsa, which was April 10, 2009.

(2)	Based on average price of Common Stock for the twelve months preceding the effective date of the current base salary of each NEO.

Employment Agreements

We have entered into employment agreements with Mr. O’Flynn and Mr. Levis and a severance agreement with Mr. Izzo. We also entered into a severance agreement with Mr. O’Flynn in connection with his termination of employment in April 2009. These are discussed following the Grants of Plan-Based Award Table below. We use these for recruitment and retention as needed.

Accounting and Tax Implications

The Committee has considered the effect of the adoption of FASB Accounting Standards Codification (ASC) Topic 718 (formerly FAS 123R) (see Note 16 to Consolidated Financial Statements included in our Annual Report on Form 10-K) regarding the expensing of stock options in determining the nature of the grants under the LTIP. The Committee, with the assistance of CAP, reviews the competitiveness of the NEOs’ LTIP grants, as measured against the peer group, using reported Topic 718 grant values and approves grants to the NEOs accordingly as reported above in Long-Term Incentive Compensation.

The Committee considers the tax-deductibility of our compensation payments. IRC Section 162(m) generally denies a deduction for United States Federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for performance-based compensation pursuant to stockholder-approved plans. Stockholder approval of the LTIP and SMICP was received at the 2004 Annual Meeting of Stockholders. As a result, performance-based compensation under these plans is not now subject to the limitation on deductions contained in Section 162(m) of the IRC.

In 2009, none of our NEOs had compensation (consisting of base salary and the taxable value of restricted stock that vested during the year) in excess of the amount deductible under Section 162(m) of the IRC. The Committee will continue to evaluate executive compensation in light of Section 162(m).

In light of Section 162(m), as well as certain NYSE rules, the Committee’s general policy is to present all incentive compensation plans in which executive officers participate to shareholders for approval prior to implementation.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8,9,10)	Total ($)
Ralph Izzo	2009	946,450	—	2,360,804	2,362,241	1,345,000	1,585,000	116,475	8,715,970
Chairman of the Board, President, and Chief Executive Officer	2008 2007	944,342 845,388	— 100,000	2,530,763 5,042,288	2,537,424 4,332,688	1,000,000 1,282,500	878,615 665,930	232,099 208,405	8,123,243 12,477,199
Caroline Dorsa	2009	386,589	204,322	1,045,027	780,117	277,300	1,871,000	46,095	4,610,450
Executive Vice President and Chief Financial Officer	2008 2007
Thomas M. O’Flynn	2009	265,220	—	—	—	101,589	657,000	2,014,648	3,038,457
Executive Vice President and Chief Financial Officer	2008 2007	614,932 596,034	— 50,000	483,294 1,170,184	483,472 1,121,828	384,800 540,000	308,650 170,363	44,983 67,028	2,320,131 3,715,437
Randall E. Mehrberg	2009	542,963	250,000	399,267	399,931	357,100	452,000	118,931	2,520,192
Executive Vice President—Strategy and Development (Services); President and Chief Operating Officer (Holdings)	2008 2007
William Levis	2009	543,960	—	474,359	475,300	374,000	471,000	156,490	2,495,109
President and Chief Operating Officer (Power)	2008 2007	543,285 491,657	— 516,667	509,418 4,219,732	510,272 891,590	355,700 454,200	182,000 1,710,000	616,433 70,153	2,717,108 8,353,999
Ralph A. LaRossa	2009	464,728	—	375,458	374,808	285,500	1,728,000	39,449	3,267,943
President and Chief Operating Officer (PSE&G)	2008 2007	422,471 377,431	— —	401,657 783,237	403,072 756,740	286,100 342,000	231,000 195,000	60,031 48,474	1,804,331 2,502,882

(1)	Mr. Izzo was elected to his current position effective April 1, 2007. Prior to that date, he was President and COO of PSEG.

Ms. Dorsa commenced employment on April 9, 2009. The amounts shown do not include Ms. Dorsa’s compensation while a director from January 1 until April 9, 2009, which is reported in the Directors’ Compensation Table below.

Mr. O’Flynn’s employment terminated on April 10, 2009.

Mr. Mehrberg commenced employment on September 8, 2008.

Mr. Levis commenced employment on January 1, 2007.

(2)	Ms. Dorsa’s 2009 salary includes $85,398 deferred under the Deferred Compensation Plan.

(3)	In 2007, Mr. Izzo and Mr. O’Flynn each received a special achievement award for smooth transition of the merger termination with Exelon and strong operating performance.

In 2009, Ms. Dorsa received a hiring bonus of $200,000 and $4,322 related to the loss of compensation in connection with her acceptance of employment with us, both of which were deferred under the Deferred Compensation Plan.

In 2009, Mr. Mehrberg received a hiring bonus of $250,000.

In 2007, Mr. Levis received a hiring bonus of $500,000 and compensation for a lost bonus opportunity at his prior employment of $16,667.

(4)	The amounts shown reflect the fair value at the grant date of the number of shares of equity awards granted. Generally, restricted stock awards vest one-fourth annually. Awards consist of performance units and in some cases, restricted stock or both. Recipients of restricted stock awards receive dividends at the regular dividend rate and are paid on each regular dividend date. Under their terms, all unvested shares of restricted stock vest immediately upon retirement. Ms. Dorsa received an award of 8,800 shares of restricted stock on April 9, 2009 with a grant date fair value of $265,584. Mr. Levis received an award of 100,000 shares of restricted stock on January 16, 2007 with a grant date fair value of $3,292,500.

Performance units are denominated in shares of Common Stock and are subject to achievement of certain performance goals over a three-year period and are payable as determined by the Company in shares of stock or cash.

The respective amounts represent the maximum grant date fair value of performance units:

	Izzo ($)	Dorsa ($)	O’Flynn ($)	Mehrberg ($)	Levis ($)	LaRossa ($)
2009	4,721,608	1,558,886	—	798,534	948,718	750,916
2008	5,061,525		966,588		1,018,836	803,313
2007	10,084,576		2,340,368		1,854,464	1,566,474

For a discussion of the assumptions made in valuation see Note 17 to the Consolidated Financial Statements included in our 2009 Annual Report on Form 10-K.

(5)	The amounts shown reflect the grant date fair value of equity awards granted in 2009, 2008 and 2007. The 2009 amounts are also shown below in the Grants of Plan-Based Awards Table. For a discussion of the assumptions made in valuation see Note 17 to the Consolidated Financial Statements included in our 2009 Annual Report on Form 10-K.

(6)	Amounts awarded were earned under the SMICP and determined and paid in the following year. Mr. Izzo elected to defer his entire 2009, 2008 and 2007 awards and Ms. Dorsa elected to defer her entire 2009 award under the Deferred Compensation Plan. Mr. O’Flynn’s award was prorated.

(7)	Includes change in actuarial present value of accumulated benefit under defined benefit pension plans and supplemental executive retirement plans between December 31, 2008 and December 31, 2009, December 31, 2007 and December 31, 2008 and between December 31, 2006 and December 31, 2007 determined by calculating the benefit under the applicable plan benefit formula for each of the plans, based on credited service and earnings in effect at the respective measurement dates. These changes are:

	Izzo ($)	Dorsa ($)	O’Flynn ($)	Mehrberg ($)	Levis ($)	LaRossa ($)
2009	1,585,000	1,871,000	657,000	452,000	471,000	1,728,000
2008	860,000		305,000		182,000	231,000
2007	628,000		157,000		1,710,000	195,000

Includes interest earned under the Deferred Compensation Plan at the prime rate plus  1/2%, to the extent that it exceeds 120% of the applicable long-term rate. These amounts are:

	Izzo ($)	Dorsa ($)	O’Flynn ($)	Mehrberg ($)	Levis ($)	LaRossa ($)
2009	—	—	—	—	—	—
2008	18,615		3,650		—	—
2007	37,930		13,363		—	—

(8)	Depending on the individual, includes perquisites and personal benefits which include (a) automobile, gas, parking and maintenance, (b) physical examinations and related transportation, (c) home security systems, (d) spousal travel with CEO approval, (e) relocation expenses, (f) home computer services and (g) personal/family entertainment. For automobiles, the pro rata personal usage value of the vehicle lease cost was used; for parking, the amount charged back to the NEO’s business unit for the space was used; for the driver, actual pro-rata compensation and benefit expense was used for the time devoted to CEO commuting and personal use; for gasoline and maintenance, the IRS rate was used based on the vehicle’s personal use mileage, for the car service actual cost was used; for relocation, the incremental expense to us was used, compared to the amount that would have been reimbursed under the plan generally available to all employees. For each NEO, each perquisite received in 2009 that exceeded the greater of $25,000 or 10% of his/her total perquisite and personal benefit amount is shown below:

	Izzo ($)	Dorsa ($)	O’Flynn ($)	Mehrberg ($)	Levis ($)	LaRossa ($)
Automobile, Gas & Parking(a)	97,392	—	7,069	29,617	35,110	29,375
Car Service(b)	—	46,095	—	—	—	—
(a)	Mr. Izzo received the services of a driver for commuting and occasional personal use.

(b)	Ms. Dorsa used a car service for commuting.

In addition, in 2009, Mr. Mehrberg had relocation expenses of $49,635. Also in 2009, Mr. Levis and Mr. Mehrberg received tax reimbursements related to relocation expenses of $103,990 and $30,555, respectively.

(9)	Shown below for each NEO is the employer contribution in 2009 to our 401(k) plan in the same percentage match generally available to all employees.

Izzo ($)	Dorsa ($)	O’Flynn ($)	Mehrberg ($)	Levis ($)	LaRossa ($)
11,000	—	9,800	8,494	8,190	9,800

(10)	Mr. O’Flynn received $1,977,600 as severance under the Key Executive Severance Plan; $12,397 for healthcare benefits in 2009, and $5,932 for payment of life insurance premiums. For additional information, see Pension Benefits Table and Potential Payments Upon Termination of Employment or Change-In-Control below.

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ralph Izzo		625,000	1,250,000	1,875,000				—	—
Performance Units Stock Options	12/14/09 12/14/09				0	64,450 347,900	128,900			33.49	2,360,804 2,362,241
Caroline Dorsa		171,000	342,000	513,000				—	—
Performance Units	04/09/09				0	10,100	20,200				330,725
Stock Options	04/09/09					61,100				30.18	329,940
Restricted Shares	04/09/09					8,800					265,584
Performance Units	12/14/09				0	12,250	24,500				448,718
Stock Options	12/14/09					66,300				33.49	450,177
Thomas M. O’Flynn		185,400	370,800	556,200				—	—
Performance Units	12/14/09										—
Stock Options	12/14/09									33.49	—
Randall E. Mehrberg		163,500	327,000	490,500				—	—
Performance Units	12/14/09				0	10,900	21,800				399,267
Stock Options	12/14/09					58,900				33.49	399,931
William Levis		191,100	382,200	573,300				—	—
Performance Units	12/14/09				0	12,950	25,900				474,359
Stock Options	12/14/09					70,000				33.49	475,300
Ralph A. LaRossa		140,600	281,200	421,800				—	—
Performance Units	12/14/09				0	10,250	20,500				375,458
Stock Options	12/14/09					55,200				33.49	374,808

(1)	Relates to equity awards.

(2)	Represents possible payouts under SMICP for 2009 performance. The actual awards were determined in February 2010 and paid in March 2010 as reported in the Summary Compensation Table.

(3)	Represents LTIP awards described below.

(4)	Represents the fair value at the grant date of the equity awards granted in 2009, with LTIP performance unit awards calculated at target. For a discussion of the assumptions made in valuation see Note 17 to the Consolidated Financial Statements included in our 2009 Annual Report on Form 10-K.

Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements

SMICP

The Plan-based awards for annual cash incentive compensation included in the Summary Compensation Table were paid in 2010 with respect to 2009 performance under the terms of the SMICP. The range of possible awards for each NEO in relation to his/her Target Award is set forth in the Grants of Plan-Based Awards Table above. An explanation of the SMICP and performance goals, measures and performance factors achieved are described under 2009 SMICP Goals and Performance in Compensation Discussion and Analysis.

The NEOs SMICP awards for 2009 were as follows:

2009 SMICP	Izzo ($)	Dorsa ($)	O’Flynn ($)	Mehrberg ($)	Levis ($)	LaRossa ($)
	1,345,000	277,300	101,589	357,100	374,000	285,500

LTIP

As explained in the Compensation Discussion and Analysis and shown on the table above, LTIP awards were made to NEOs in 2009. The Committee, in December 2009, approved the regularly scheduled grants in the form of stock options and performance units to Mr. Izzo and the other NEOs. The December 2009 grants are shown in the above table. One-fourth of the stock options vest each December over a four-year period. The three-year performance period for performance units ends on December 31, 2012.

Employment Agreements

We entered into an employment agreement with Mr. Izzo dated October 18, 2003 which expired on October 18, 2008, covering his employment as President and COO of PSE&G and in other executive positions to which he may be elected through its expiration. The agreement provided that his base salary, target annual incentive bonus and long-term incentive bonus will be determined based on compensation practices of similar companies and that his annual salary will not be reduced during its term. The Agreement also awarded him options with respect to 500,000 shares of Common Stock, which have fully vested. Following expiration of his employment agreement, we entered into a severance agreement with Mr. Izzo incorporating certain of the severance provisions of his expiring agreement.

The offer letter executed between us and Ms. Dorsa, covering her employment as Executive Vice President and Chief Financial Officer effective April 9, 2009, provides for an initial base salary of $570,000, with a salary review annually each January. The agreement provided for a cash payment upon employment of $200,000, which must be repaid if Ms. Dorsa leaves the Company (voluntarily or upon termination for cause) within three years. Ms. Dorsa also received a cash payment of $4,322 to make-up for lost compensation due to her acceptance of employment with us. In addition, the agreement provides that Ms. Dorsa will participate in the SMICP and the LTIP during her term of employment. Ms. Dorsa’s target incentive award under the SMICP was initially set at 60% of base salary. The agreement also provided for an award to Ms. Dorsa of 8,800 shares of Restricted Stock under the LTIP vesting on April 9, 2014, assuming continued employment. Ms. Dorsa’s long-term compensation opportunity under the LTIP was set at $900,000 for 2009 (prorated from her date of hire) and will be reviewed annually pursuant to the terms of the LTIP. The agreement also provides that if Ms. Dorsa remains employed through April 9, 2014, she will become a participant in the additional limited benefits provision of the Supplemental Executive Plan and receive 15 years of additional service credit. Ms. Dorsa also participates in the Key Executive Severance Plan. Finally, the agreement provides that we will provide Ms. Dorsa with a car service for commuting purposes.

In connection with his initial employment with us, we entered into an employment agreement dated as of April 18, 2001, and amended as of December 21, 2001, with Mr. O’Flynn covering his employment as Executive Vice President and Chief Financial Officer. The term of the agreement continued until July 1, 2007, with an additional year added to the term annually unless a notice of non-renewal was given by Mr. O’Flynn or us at least 90 days in advance of such date. The agreement also provided for an award to him of 200,000 shares of Restricted Stock, which have fully vested. The agreement awarded Mr. O’Flynn options with respect to the purchase of 600,000 shares of Common Stock, which are fully vested. The agreement provided for the granting of 15 years of credit under the Mid-Career Supplemental Retirement Income Plan for Mr. O’Flynn’s prior experience. Mr. O’Flynn’s employment with us terminated on April 10, 2009.

In connection with his termination of employment on April 10, 2009, we entered into an agreement with Mr. O’Flynn that confirmed payment to him of benefits under the Key Employee Severance Plan as applicable to a termination without cause. These payments are reflected in the Summary Compensation Table and the Potential Payments Upon Termination of Employment or Change-In-Control. In addition, we modified Mr. O’Flynn’s outstanding stock option agreements to provide for a full vesting of any otherwise unvested stock options and extended the option exercise date for all vested stock options through April 9, 2010.

The offer letter executed between us and Mr. Mehrberg, covering his employment as Executive Vice President —Planning and Strategy effective September 8, 2008, provides for an initial base salary of $545,000, with an annual salary review beginning January 2010. The agreement provided for cash payments of $250,000 within 45 days of employment and on September 8, 2009, each of which must be repaid if Mr. Mehrberg leaves the Company (voluntarily or upon termination for cause) within three years of the applicable payment. In addition, the agreement provides that Mr. Mehrberg will participate in the SMICP and the LTIP during his term of employment. Mr. Mehrberg’s target incentive award under the SMICP was initially set at 60% of base salary. Mr. Mehrberg’s long-term compensation opportunity under the LTIP was set at $800,000 for 2008 (prorated from his date of hire) and will be reviewed annually pursuant to the terms of the LTIP. The agreement also provides that if Mr. Mehrberg remains employed through September 8, 2013, he will become a participant in the additional limited benefits provision of the Supplemental Executive Plan. Finally, the agreement provided Mr. Mehrberg with severance benefits that are now covered by the terms of the Key Executive Severance Plan.

We entered into an employment agreement with Mr. Levis effective January 1, 2007, in connection with his initial employment with us, covering his employment as President and Chief Nuclear Officer of Power’s subsidiary, Nuclear. The agreement provided for a base salary of $500,000, with a salary review in December 2007 and annually thereafter. The agreement further provided for a cash payment of $500,000, which must be repaid if Mr. Levis leaves the Company (voluntarily or upon termination for cause) within five years. Mr. Levis also received $16,667 to make-up for lost bonus opportunity with his prior employer. In addition, the agreement provides that Mr. Levis will participate in the SMICP and the LTIP during his term of employment. Mr. Levis’s target incentive award under the MICP must be at least 60% of base salary. The agreement awarded to Mr. Levis a grant of 100,000 shares of Restricted Stock, under the LTIP, with 40,000 shares vesting on January 1, 2010 and 60,000 shares vesting on January 1, 2013, assuming continued employment. Long-term compensation opportunity is to be reviewed annually pursuant to the terms of the LTIP. Finally, the agreement provides that, should Mr. Levis remain employed through January 16, 2013, he will become a participant in the additional limited benefits provision of the Supplemental Executive Plan.

For additional information regarding severance benefit provisions, see Potential Payments Upon Termination of Employment or Change-in-Control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (12/31/09) TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)(3)	Market Value of Shares or Units of Stock that have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)(4)
Ralph Izzo						—	—	202,672	6,738,844
	400,000			20.3850	10/18/2013
	22,000			21.3750	5/3/2014
	70,000	70,000		32.9250	1/16/2017
	56,500	56,500		39.1650	3/20/2017
	99,900	99,900		48.2050	12/18/2017
	118,350	355,050		30.0300	12/16/2018
	—	347,900		33.4900	12/14/2019
Caroline Dorsa						8,800	292,600	22,662	753,512
	15,275	45,825		30.1800	4/9/2019
	—	66,300		33.4900	12/14/2019
Thomas M. O’Flynn						—	—	6,269	208,444
	20,000	—		22.9250	7/1/2011
	82,000	—		32.9250	4/9/2010
	45,800	—		48.2050	4/9/2010
	15,200	—		30.0300	4/9/2010
Randall E. Mehrberg						—	—	37,654	1,251,996
	13,700	41,100		34.8000	9/22/2018
	20,050	60,150		30.0300	12/16/2018
	—	58,900		33.4900	12/14/2019
William Levis						100,000	3,325,000	39,871	1,325,711
	13,000	26,000		32.9250	1/16/2017
	1,750	1,750		44.4350	6/19/2017
	21,000	21,000		48.2050	12/18/2017
	23,800	71,400		30.0300	12/16/2018
	—	70,000		33.4900	12/14/2019
Ralph A. LaRossa						—	—	31,556	1,049,237
	26,000	26,000		32.9250	1/16/2017
	16,500	16,500		48.2050	12/18/2017
	18,800	56,400		30.0300	12/16/2018
	—	55,200		33.4900	12/14/2019

(1)	Grants under the LTIP of non-qualified options to purchase Common Stock. The grant date is ten years prior to the option expiration date shown. Options vest 25% annually over four years on the grant date anniversary.

(2)	Closing price on NYSE on grant date.

(3)	Shares of restricted stock awarded under LTIP to:

Mr. Levis—40,000 which vested on January 1, 2010 and 60,000 which vest on January 1, 2013; and

Ms. Dorsa—8,800 which vest on April 9, 2014.

Dividends accrue at the regular dividend rate and are paid on each regular dividend payment date as declared by the Board of Directors.

(4)	Value represents number of shares or performance units multiplied by the closing price on the NYSE on December 31, 2009 of $33.25.

(5)	Performance units awarded under the LTIP are earned over a 3-year period as shown below. Dividend equivalents accrue as declared. For explanation of performance units, see Compensation Discussion and Analysis.

Performance End Date	Izzo (#)	Dorsa (#)	O’Flynn (#)	Mehrberg (#)	Levis (#)	LaRossa (#)
12/31/2010	57,417		4,984		10,656	8,482
12/31/2011	80,805		1,285	26,754	16,265	12,824
12/31/2012	64,450	22,662		10,900	12,950	10,250

OPTION EXERCISES AND STOCK VESTED DURING 2009 TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Ralph Izzo	—	—	—	—
Caroline Dorsa	—	—	—	—
Thomas M. O’Flynn	431,000	3,018,842	—	—
Randall E. Mehrberg	—	—	—	—
William Levis	—	—	—	—
Ralph A. LaRossa	—	—	—	—

(1)	Reflects the difference between the exercise price and the market price on the date of exercise, multiplied by the number of shares acquired.

(2)	Messrs. Izzo, O’Flynn, Levis and LaRossa had 52,822, 16,202, 10,980 and 10,209 performance units vest, respectively, on December 31, 2009. The final awards will be calculated upon a comparison of our Total Shareholder Return and Return on Equity with those of a peer group of companies, based upon audited financial results, which are not yet available as of the date of this Proxy Statement. The final awards have the potential to be increased to 200% of the number of performance units.

(3)	Calculated by multiplying the number of shares acquired, as explained in footnote 2, by the closing price on the NYSE on December 31, 2009 of $33.25.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($)(7)

Ralph Izzo(5)	Qualified Pension Plan(1),(2)	17.70	1,397,000	—
	Retirement Income Reinstatement Plan(2)	17.70	869,000	—
	Supplemental Executive Plan(3)	21.17	2,862,000	—
			5,128,000
Caroline Dorsa(5)	Qualified Pension Plan(1),(2)	0.67	10,000	—
	Retirement Income Reinstatement Plan(2)	0.67	20,000	—
	Supplemental Executive Plan(3),(6)	2.68	1,841,000	—
			1,871,000
Thomas M. O’Flynn(5)	Qualified Pension Plan(1),(2)	8.42	77,000	—
	Retirement Income Reinstatement Plan(2)	8.42	—	155,644
	Supplemental Executive Plan(3)	23.42	4,003,000	113,226
			4,080,000	268,870
Randall E. Mehrberg	Qualified Pension Plan(1),(2)	1.25	21,000	—
	Retirement Income Reinstatement Plan(2)	1.25	33,000	—
	Supplemental Executive Plan(2),(6)	1.25	1,975,000	—
			2,029,000
William Levis	Qualified Pension Plan(1),(2)	2.92	32,000	—
	Retirement Income Reinstatement Plan(2)	2.92	76,000	—
	Supplemental Executive Plan(2),(6)	2.92	2,255,000	—
			2,363,000
Ralph A. LaRossa	Qualified Pension Plan(1),(2)	24.51	319,000	—
	Retirement Income Reinstatement Plan(2)	24.51	407,000	—
	Supplemental Executive Plan(2)	24.51	1,935,000	—
			2,661,000

(1)	All NEOs participate in either a traditional defined benefit pension plan (Pension Plan) or a cash balance pension plan (Cash Balance Plan), depending on date of hire, each of which is a qualified plan under the IRC. Such plans are available to all other employees under the same terms and conditions. Messrs. Izzo, and LaRossa participate in the Pension Plan. Ms. Dorsa and Messrs. O’Flynn, Levis and Mehrberg participate in the Cash Balance Plan. Years shown reflect actual years of service.

(2)	Years shown reflect actual years of service.

(3)	Certain employees receive additional years of credited service for the purpose of retirement benefit calculations in recognition of prior work experience, including 15 years for Ms. Dorsa and Mr. O’Flynn, which vest ratably over five years. In addition, Mr. Izzo receives an additional 5 years which vest at age 60 as described below under Supplemental Executive Plan. The additional 5 years are prorated in the table for participants under age 60. Years shown reflect the sum of actual years of service and years credited under the Supplemental Executive Plan.

(4)	Amounts shown represent actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for our financial statements for the year ended December 31, 2009, with two exceptions: (i) NEOs were assumed to retire at the earliest point at which the benefits were payable on an unreduced basis in the plan providing the largest target benefit and (ii) no pre-retirement termination, disability or death was assumed to occur. For a discussion of the valuation method and material assumptions applied in quantifying the present value, see Note 11 to the Consolidated Financial Statements included in our 2009 Annual Report on Form 10-K.

(5)	The actuarial present value of accumulated benefits based on actual years of service for Mr. Izzo, Ms. Dorsa and Mr. O’Flynn is $4,838,000, $1,693,000 and $2,883,000, respectively and the actuarial present value of accumulated benefits based on additional years of service for each such person is $290,000, $178,000 and $1,197,000.

(6)	Mr. Levis, Mr. Mehrberg and Ms. Dorsa will be eligible to participate in the additional limited benefits provision of the Supplemental Executive Plan if employed by us on January 16, 2013, September 8, 2013, and April 29, 2014, respectively.

(7)	Cash payment received by Mr. O’Flynn upon termination of employment on April 10, 2009.

Qualified Pension Plans

All of our employees are eligible to participate in either a Pension Plan or a Cash Balance Plan. The Pension Plan covers employees hired prior to January 1, 1996 and provides participants with a life annuity benefit at normal retirement (age 65) pursuant to a formula based upon (a) the participant’s number of years of service and (b) the average of the participant’s five highest years of compensation up to the limit imposed by the IRC.

The benefit formula is A + B + C:

A= 1.3% of the lesser of 5-year final average earnings not in excess of $24,600 times years of credited service not exceeding 35 years;

B= 1.5% of the amount by which 5-year final average earnings exceeds $24,600 times years of credited service not exceeding 35 years; and

C= 1.5% of 5-year final average earnings times years of credited service in excess of 35 years.

An additional benefit equal to $4.00 per month for each year of credited service is payable until the retiree reaches age 65.

All participants are fully vested in their Pension Plan benefit. Benefits are payable on an unreduced basis (i) at age 65, (ii) at age 60, if the participant’s age, plus years of service, equals or exceeds 80 or (iii) at age 55, if the participant has 25 or more years of service. Participants whose age, plus years of service, equals or exceeds 80, but who are not yet age 55, may commence their Pension Plan benefits on a reduced basis.

The Cash Balance Plan covers employees hired or rehired on or after January 1, 1996 and provides each participant with a life annuity benefit at normal retirement (age 65) equal to the actuarial equivalent of a notational amount maintained for him/her. Participants are eligible for retirement under the Cash Balance Plan upon the attainment of age 55 with five or more years of service. Participants’ accounts are credited each year with a percentage of compensation, which is determined based on the participant’s age plus years of service measured at year-end.

Sum of Age and Service	Percentage of Compensation Credited %
<30	2.00
30–39	2.50
40–49	3.25
50–59	4.25
60–69	5.50
70–79	7.00
80–89	9.00
90+	12.00

Each participant’s notional amount grows each year with interest credits based on a 6.0% annual rate of interest. Participants become immediately fully vested in their Cash Balance Plan benefit.

Reinstatement Plan

All employees are eligible to participate in a non-qualified excess benefit retirement plan, the Reinstatement Plan, designed to replace earned pension benefits as determined by the qualified pension formula, but which are not eligible for payment from the qualified pension plans as a result of IRC mandated limits for qualified plans. The benefits payable under this plan mirror those of the qualified plans described above except that the compensation considered in computing the benefit (i) will not be limited by qualified plan limits, (ii) will include any amounts that the participant may have deferred under deferred compensation plans, (iii) will include amounts earned under SMICP (which are not considered under the qualified pension plans), (iv) will be limited to 150% of average base salary for the applicable five years and (v) will be offset by any benefits received by the participant under the qualified plan.

Supplemental Executive Plan

Certain employees receive additional years of service for the purpose of retirement benefit calculations in recognition of prior work experience. Such benefits are paid from a non-qualified plan, the Supplemental Executive Plan. Under the additional service credit provisions, certain participants may also receive an additional five years of credited service for the purpose of this supplemental benefit calculation if they retire between ages 60 and 65. The credited years of service reduce by one year for each six-month period such participant works beyond age 65. This feature of the plan is designed to encourage retirement on or before age 65. Benefits payable under the additional service provisions of the Supplemental Executive Plan mirror those payable under the Reinstatement Plan, except that the additional years of service are considered in calculating the amount of benefit. Any benefit payable under this plan is offset by benefits payable under the qualified plan and the Reinstatement Plan.

Certain participants in the Supplemental Executive Plan receive additional limited benefits. This portion of the plan provides a total target replacement income percentage equal to credited service for qualified pension calculation purposes, plus 30, to a maximum of 75%, of covered compensation. Covered compensation for the limited benefit portion of this Plan is the same as covered compensation for the Reinstatement Plan. The target replacement amount under the limited benefit portion of this Plan is reduced by any pension benefits from any previous employers accrued and vested at the time of hire, by the participant’s Social Security benefit at normal retirement age and by the pension benefits provided by each other PSEG retirement benefit plan (qualified plans and non-qualified plans). The additional limited benefits provision of this plan also provides a death benefit equal to 150% of base compensation if death occurs while the participant is actively employed. Participants designated for the additional limited benefit become entitled to this benefit only upon (a) retirement under the terms of the qualified plan in which they participate (Pension Plan or Cash Balance Plan) or (b) death.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year (2009) ($)	Registrant Contributions in Last Fiscal Year (2009) ($)	Aggregate Earnings in Last Fiscal Year (2009) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (2009) ($)

Ralph Izzo(1)	1,000,000	—	139,915	—	3,948,468
Caroline Dorsa(2)	289,720	—	6,808	—	296,528
Thomas M. O’Flynn(3)	—	—	98,752	115,087	783,367
Randall E. Mehrberg	—	—	—	—	—
William Levis	—	—	—	—	—
Ralph A. LaRossa	—	—	—	—	—

(1)	The amount shown under Executive Contributions in Last Fiscal Year (2009) was previously reported in our 2009 proxy statement. $3,479,594 of the amount shown under Aggregate Balance at Last Fiscal Year End (2009) is reported in the Summary Compensation Table in this Proxy Statement or in proxy statements for previous years.

(2)	$289,720 of the amount shown under Aggregate Balance at Last Fiscal Year End (2009) is reported in the Summary Compensation Table in this Proxy Statement.

(3)	$772,056 of the amount shown under Aggregate Balance at Last Fiscal Year End (2009) is reported in the Summary Compensation Table in proxy statements for previous years.

Deferred Compensation Plan

Under the Deferred Compensation Plan, participants, including the NEOs, may elect to defer any portion of their cash compensation by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred is rendered. For performance-based compensation, elections may be made up to the date that is six months before the end of the related performance period, as long as (a) the performance period is at least 12 months in length, (b) the participant performed services continuously from the date the performance criteria were established through the date the deferral election is made and (c) at the time the deferral election is made, the performance-based compensation is not both (i) substantially certain to be paid and (ii) readily ascertainable. A participant may change an election to defer compensation not later than the date that is the last date that an election to defer may be made.

At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution from his/her Deferred Compensation Plan account. Distributions may commence (a) on the thirtieth day after the date he/she terminates employment or, in the alternative, (b) on January 15th of any calendar year following termination of employment elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 70th birthday or (ii) the January following termination of employment. Notwithstanding the forgoing, however, for NEOs, distribution of his/her account may not occur earlier than six months following the date of his/her termination of service. Participants may elect to receive the distribution of their Deferred Compensation account in the form of (x) one lump-sum payment, (y) annual distributions over a five-year period or (z) annual distributions over a 10-year period.

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as (a) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (b) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Amounts deferred under the Deferred Compensation Plan are credited with earnings based on (i) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 Fund available to employees under our 401(k) Plans or (ii) at the rate of Prime plus  1/2%, in such percentages as selected by the participant. A participant who fails to provide a designation of investment funds will accrue earnings on his/her account at the rate of Prime plus  1/2%. For 2009, the rates of return for these funds were as follows:

Conservative Pre-Mixed Portfolio	15.54%
Moderate Pre-Mixed Portfolio	20.90%
Aggressive Pre-Mixed Portfolio	26.45%
S&P 500 Fund	26.52%
Prime plus 1/2%	3.81%

A participant may change fund selection once a year.

POTENTIAL PAYMENTS UPON TERMINATION OF

EMPLOYMENT OR CHANGE-IN-CONTROL

Mr. Izzo’s severance agreement provides for certain severance benefits if he is terminated without “cause” (a willful failure to perform his duties) or resigns for “good reason” (a reduction in pay, position or authority) during the term of such agreement, the vesting of equity awards will be accelerated, he will be paid a benefit of two times base salary and target bonus, and his welfare benefits will be continued for two years unless he is sooner employed. The agreement provides that Mr. Izzo will be prohibited from competing with and from recruiting employees from us or our subsidiaries or affiliates, for certain periods after termination of employment. Violations of these provisions require a forfeiture of certain benefits.

PSEG’s Key Executive Severance Plan provides severance benefits to Ms. Dorsa and Messrs. Izzo, Mehrberg, Levis and LaRossa and to certain of our key executive-level employees whose employment is terminated without cause. Participants must agree to restrictive covenants including confidentiality, non-competition and non-solicitation.

Under our Key Executive Severance Plan, if any of Ms. Dorsa and Messrs. Izzo, Mehrberg, Levis, or LaRossa is terminated without cause or resigns her or his employment for good reason within two years after a change-in-control, the individual will receive (1) a pro rata bonus based on her or his target annual incentive compensation, (2) three times the sum of her/his salary and target incentive bonus, (3) accelerated vesting of equity-based awards, (4) a lump sum payment equal to the actuarial equivalent of her or his benefits under all of our retirement plans in which the individual participates calculated as though she or he remained employed for three years beyond the date employment is terminated less the actuarial equivalent of such benefits on the date employment terminates, (5) three years continued welfare benefits (the first 18 months of which will be provided through PSEG-paid COBRA continuation coverage), (6) one year of PSEG-paid outplacement services and (7) vesting of any compensation previously deferred. Payments are limited to an amount that would not give rise to an excise tax liability under applicable IRS provisions, currently 2.99 times on individual W-2 compensation.

Also under the Key Executive Severance Plan, Ms. Dorsa and Messrs. Mehrberg, Levis and LaRossa would be entitled to certain severance benefits in the event that their employment was terminated without cause other than in a change-in-control situation. In such event they would be entitled to 1.0 times (0.5 times, if employed for less than one year) their annual base salary plus their target annual incentive amount, as well as a prorated payment of their target incentive award and certain outplacement services, educational assistance, health care and life insurance coverage.

If a termination without cause, or for a reduction in force or reorganization had occurred on December 31, 2009, each of the NEOs would have received the following benefits:

Termination without Cause	Izzo	Dorsa	Mehrberg	Levis	LaRossa
Severance	$4,400,000	$456,000	$872,000	$928,200	$749,760
Prorata Bonus (SMICP)	1,250,000	342,000	327,000	382,200	281,160
Unvested Stock Option Spread	1,166,011	187,576	193,683	238,358	190,058
Unvested Restricted Stock Spread	—	292,600	—	3,325,000	—
LTI Plan Payment	2,029,358	111,942	417,842	390,133	309,225
Health/Welfare Benefits	42,626	12,007	17,794	10,774	16,423
Life Insurance	—	1,408	2,093	2,097	1,562
Outplacement	25,000	25,000	25,000	25,000	25,000
Education Assistance	3,000	3,000	3,000	3,000	3,000

Aggregate Payments	$8,915,995	$1,431,533	$1,858,412	$5,304,762	$1,576,188

Mr. O’Flynn’s employment terminated without cause on April 10, 2009. Amounts payable to him include severance of $1,977,600; prorata bonus (SMICP) of $101,589; life insurance premiums of $5,932; healthcare benefits of $33,715, outplacement of $25,000; education assistance of $3,000; unvested stock option spread of

$13,530, calculated by taking the difference of the strike price and the market price on the date of termination (April 10, 2009) multiplied by the outstanding unvested options on that date; LTI plan payment of $678,832, calculated based on the target number of performance units granted multiplied by the market price on December 31, 2009. Performance units granted December 18, 2007 and December 16, 2008 were prorated based on service during each respective performance cycle. Actual payments will be calculated and paid after each performance cycle based on actual performance results. Actual amounts paid will differ based on the market price of our Common Stock on the actual vesting date, accrued dividends and performance results. Amounts paid to Mr. O’Flynn in 2009 are shown in the Summary Compensation Table. Options exercised by Mr. O’Flynn and performance units vested in 2009 are shown in the Options Exercises and Stock Vested During 2009 Table above.

If a termination without cause or with good reason had occurred on December 31, 2009 following a change-in-control, each of the NEOs would have received the following benefits:

Change-in-Control Termination (1)	Izzo	Dorsa	Mehrberg	Levis	LaRossa

Severance	$6,600,000	$2,736,000	$2,616,000	$2,784,600	$2,249,280
Prorata Bonus (SMICP)	1,250,000	342,000	327,000	382,200	281,160
Unvested Stock Option Spread	1,166,011	187,576	193,683	238,358	190,058
Unvested Restricted Stock Spread	—	292,600	—	3,325,000	—
LTI Plan Payment	2,029,358	111,942	417,842	390,133	309,225
Enhanced Retirement Benefit	774,000	100,000	105,000	2,676,000	398,000
Welfare Benefit	63,940	43,624	62,589	41,954	56,769
Outplacement	25,000	25,000	25,000	25,000	25,000
Parachute Payments Forfeited	(4,277,096)	(3,173,008)	(1,424,910)	(2,971,151)	(1,343,129)

Aggregate Payments	$7,631,213	$665,734	$2,322,204	$6,892,094	$2,166,363

(1)	Mr. O’Flynn is excluded as his employment terminated without cause on April 10, 2009.

No NEO would be eligible for any payments under the Key Executive Severance Plan, either prior to or following a Change in Control, if he/she voluntarily terminated his/her employment (other than for “good reason” as described above) or if his/her employment were terminated by the Company for “cause”.

If a NEO were to retire or his/her employment were terminated on account of death or disability, the Key Executive Severance Plan provides that such participant will be entitled to accrued pay through the date of termination and prorated payment of his/her target incentive award for the year of termination.

Change-in-Control provisions under the Key Executive Severance Plan generally means the occurrence of any of the following events:

•	Any person is or becomes the beneficial owner of our securities representing 25% or more of the combined voting power of our then outstanding securities; or

•	A majority of the Board of Directors is replaced without approval of the current Board; or

•

There is consummated a merger or consolidation of us, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger continuing to represent at least 75% of the combined voting power of the securities of us or such surviving entity immediately after such merger or consolidation; or

•	Our shareholders approve a plan of complete liquidation or dissolution of us or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets.

DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid In Cash ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Caroline Dorsa(1)	21,500	—	—	—	—	—	21,500
Albert R. Gamper, Jr.	105,000	100,000	—	—	—	—	205,000
Conrad K. Harper	83,000	100,000	—	—	—	—	183,000
William V. Hickey	103,500	100,000	—	—	—	—	203,500
Shirley Ann Jackson	106,000	100,000	—	—	—	—	206,000
David Lilley(2)	80,625	100,000	—	—	—	—	180,625
Thomas A. Renyi	117,000	100,000	—	—	—	—	217,000
Hak Cheol Shin	86,000	100,000	—	—	—	—	186,000
Richard J. Swift	100,500	100,000	—	—	—	—	200,500

(1)	Ms. Dorsa resigned from the Board of Directors on April 9, 2009. Her compensation as an employee, beginning April 9, 2009, appears in the Summary Compensation Table.

(2)	Mr. Lilley was first elected to the Board of Directors in February 2009.

(3)	Includes all meeting fees, chair/committee retainer fees and the annual retainer as described below. Includes the following amounts deferred pursuant to the Directors’ Deferred Compensation Plan, described below:

Dorsa ($)	Gamper ($)	Harper ($)	Hickey ($)	Jackson ($)	Lilley ($)	Renyi ($)	Shin ($)	Swift ($)
—	105,000	83,000	103,500	55,000	80,625	117,000	—	100,500

(4)	For each outside director, the grant date fair value of the award was $100,000 on May 1, 2009, which equated to 3,210.27 stock units based on the then-current market price of the Common Stock. In addition, each outside director’s account is credited with additional stock units on the quarterly dividend dates at the then current dividend rate. For a discussion on the assumptions made in valuation, see Note 17 to the Consolidated Financial Statements included in our 2009 Annual Report on Form 10-K.

The following table shows outstanding stock units granted under the Directors’ Equity Plan and restricted stock granted under the prior Stock Plan for Outside Directors, as of December 31, 2009.

	Dorsa (#)(a)	Gamper (#)	Harper (#)	Hickey (#)	Jackson (#)	Lilley (#)	Renyi (#)	Shin (#)	Swift (#)

Stock Units	—	8,282	8,282	8,282	8,282	3,310	8,282	5,753	8,282
Restricted Stock	—	9,600	13,200	9,600	9,600	—	8,800	—	14,400

(a)	Ms. Dorsa received 4,679 shares of Common Stock in payment of vested stock units held by her at the time of her resignation as a director on April 9, 2009. Ms. Dorsa forfeited 142 unvested stock units valued at $4,322 and 8,800 shares of unvested restricted stock upon her resignation on April 9, 2009.

Director Fees

During 2009, each director who was not an employee of a PSEG company was paid an annual retainer of $45,000 and a fee of $1,500 for attendance at any Board or committee meeting, inspection trip, conference or other similar activity relating to us or PSE&G. No additional retainer is paid for service as a director of PSE&G. Each Committee Chair received an additional annual retainer of $5,000, except for the Chair of the

Audit Committee, who received $15,000 and the Chair of the Organization and Compensation Committee, who received $10,000. In addition, each member of the Audit Committee received an additional annual retainer of $5,000. The Lead Director received an additional annual retainer of $15,000.

Directors’ Equity Plan

The Directors’ Equity Plan is a deferred compensation plan and, under its terms, each outside director is granted an award of “stock units” each May 1st (in an amount determined from time-to-time by the Board) which is recorded in a bookkeeping account in her/his name and accrues earning credits equivalent to the dividends on shares of our Common Stock. If a director fails to remain a member of the Board (other than on account of disability or death) until the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders, the award for that year will be prorated to reflect actual service. Distributions under the Directors’ Equity Plan are made in shares of our Common Stock after the director terminates service on the Board in accordance with distribution elections made by her/him.

Shares granted under the prior Stock Plan for Outside Directors are subject to forfeiture if a director leaves service prior to age 72, except after a change-in-control or if waived by non-participating directors.

Directors’ Deferred Compensation Plan

Under the Directors’ Deferred Compensation Plan, directors who are not employees may elect to defer any portion of their retainer and meeting attendance fees by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred is rendered. At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution from his/her Directors’ Deferred Compensation Plan account. Distributions are made in cash or, at the election of the participant in the case of amounts credited with earnings by reference to the performance of our Common Stock, in shares of Common Stock. Distributions may commence (a) on the thirtieth day after the date he/she terminates service as a director or, in the alternative, (b) on January 15th of any calendar year following termination of service elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 71st birthday or (ii) the January following termination of service. Participants may elect to receive the distribution of their Directors’ Deferred Compensation account in the form of (x) one lump-sum payment, or (y) annual distributions over a period selected by the participant, up to 10 years.

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as (A) any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and (B) the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

Participants may choose to have amounts deferred under the Directors’ Deferred Compensation Plan credited with earnings based on (i) the performance of one or more of the pre-mixed lifestyle investment portfolio funds or the S&P 500 fund available to employees under our 401(k) Plans, (ii) at the rate of Prime plus  1/2% or (iii) by reference to the performance of the our Common Stock, in such percentages designated by the participant. A participant who fails to provide a designation will accrue earnings on his/her account at the rate of Prime plus  1/2%.

For 2009, the rates of returns for these funds were as follows:

Conservative Pre-Mixed Portfolio	15.54%
Moderate Pre-Mixed Portfolio	20.90%
Aggressive Pre-Mixed Portfolio	26.45%
S&P 500 Fund	26.52%
Prime plus 1/2%	3.81%
PSEG Common Stock	18.39%

A participant may change fund selection once a year.

AUDIT COMMITTEE REPORT

The Audit Committee of the PSEG Board of Directors is comprised solely of independent directors. It operates under a written charter adopted by the PSEG Board of Directors which is posted on PSEG’s website, www.pseg.com/investor/governance. The Audit Committee Charter is annually reviewed and assessed for adequacy by the PSEG Audit Committee.

Management is responsible for PSEG’s financial statements and internal controls. The Independent Registered Public Accountant of PSEG, Deloitte & Touche LLP, reports directly to the PSEG Audit Committee and is responsible for performing an independent audit of PSEG’s annual consolidated financial statements in accordance with the standards of Public Company Accounting Oversight Board (PCAOB) (U.S.) and on management’s assessment of internal controls and for issuing reports thereon. The Committee’s overall responsibility is to assist the PSEG Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

Management has represented to the Committee that PSEG’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles. In performance of its responsibilities, the Committee has reviewed PSEG’s Consolidated Financial Statements for the year ended December 31, 2009 and discussed these financial statements with management, the internal auditors and the independent auditor. The Committee periodically meets privately with the internal auditors and with the independent auditor, and also meets in executive session with only Committee members present. The Committee discussed with the independent auditor:

•	PSEG’s critical accounting policies;

•	The effect of significant accounting policies in emerging areas;

•	The process used by management in formulating accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of these estimates;

•	Any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements;

•	Methods used to account for significant transactions; and

•	The other matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AU section 380) as adopted by the PCAOB in Rule 3200T.

The independent auditor also provided to the Committee the written disclosures required by the PCAOB’s standards in PCAOB Rule 3526 and current SEC requirements for auditor independence. The Committee discussed with the independent auditor the firm’s independence with respect to PSEG and its management and discussed the internal controls and an assessment of the audits of Deloitte & Touche LLP by the PCAOB. The Committee has also reviewed the requirements of the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm’s independence. The Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Committee has considered whether the independent auditor’s provision of non-audit services to PSEG and the audit and non-audit fees paid to the independent auditor, are compatible with maintaining the independent auditor’s independence. On the basis of its review, the Committee determined that the independent auditor has the requisite independence.

Based on the Committee’s discussions with management, the internal auditors and the independent auditor, the Committee’s review of the audited financial statements, the independent auditor’s representations of management regarding the audited financial statements and the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PSEG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Members of the Audit Committee:

Thomas A. Renyi, Chair

Albert R. Gamper, Jr.

William V. Hickey

Shirley Ann Jackson

David Lilley

Hak Cheol Shin

February 16, 2010

FEES BILLED BY DELOITTE & TOUCHE LLP FOR 2009 AND 2008

The appointment, termination, compensation and oversight of the work of the Independent Registered Public Accountants, Deloitte & Touche LLP, is the direct responsibility of the Audit Committee of our Board of Directors, which reviews its independence, the services provided and its fees, as well as peer review reports of its performance. All fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, Deloitte & Touche) for all services, audit and non-audit, provided to us and our subsidiaries are pre-approved by the Audit Committee or its Chair.

Audit Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit services rendered for the years ended December 31, 2009 and 2008 totaled $5,820,000 and $6,059,093, respectively. The fees were incurred for audits of our annual consolidated financial statements and our subsidiaries, including our Annual Report on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with certain financing transactions and fees for accounting consultations related to the application of new accounting standards and rules.

Audit Related Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for audit related services rendered for the years ended December 31, 2009 and 2008 totaled $67,400 and $47,400, respectively, primarily related to performing certain attest services.

Tax Fees

The aggregate fees billed to us and our subsidiaries by Deloitte & Touche for tax compliance, tax planning and tax advice for the years ended December 31, 2009 and 2008 totaled $32,650 and $1,098,743, respectively, none of which were for tax planning.

All Other Fees

There were no fees other than those described above billed to us or our subsidiaries in 2009 or 2008 by Deloitte & Touche.

Proposal	2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditor to make the annual audit of our books of account and supporting records for 2010, subject to the ratification of the stockholders at the Annual Meeting.

Deloitte & Touche LLP has performed the annual audit of the books of account since 1973. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any proposals intended for inclusion in the Proxy Statement in connection with our 2011 Annual Meeting of Stockholders should be sent to Edward J. Biggins, Jr., Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, P.O. Box 1171, Newark, New Jersey 07101-1171, and must be received by November 2, 2010.

DISCRETIONARY PROXY VOTING AUTHORITY

If we are not notified by January 21, 2011 of any proposal intended to be presented for consideration at the 2011 Annual Meeting of Stockholders, then the proxies named by us with respect to that meeting shall have discretionary voting authority with respect to such proposal if presented at the meeting.

By order of the Board of Directors,

EDWARD J. BIGGINS, JR.

Secretary

March 2, 2010

Public Service Enterprise Group Incorporated

80 Park Plaza, P.O. Box 1171, Newark, New Jersey 07101-1171

Arrangements have been made to provide free parking within close proximity to the New Jersey Performing Arts Center (NJPAC) at locations designated (P) on the map above.

Please bring your parking ticket with you to the meeting so that it can be validated by PSEG. Reasonable parking expenses incurred at locations other than those shown above will be reimbursed. You may obtain driving directions and public transportation information by calling 1-888-GO-NJPAC or on the NJPAC website, www.njpac.org.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET http://www.proxyvoting.com/peg Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 69024

▼ FOLD AND DETACH HERE ▼

Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.	Please mark your votes as indicated in this example	☒

1.	ELECTION OF DIRECTORS
Nominees for terms expiring in 2011 are:
.		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	1.1 Albert R. Gamper, Jr.	☐	☐	☐	1.6 David Lilley	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditor for the year 2010.	☐	☐	☐
	1.2 Conrad K. Harper	☐	☐	☐	1.7 Thomas A. Renyi	☐	☐	☐

	1.3 William V. Hickey	☐	☐	☐	1.8 Hak Cheol Shin	☐	☐	☐		If you wish to include comments and/or address changes, please mark this box and write them on the back where indicated.		☐
	1.4 Ralph Izzo	☐	☐	☐	1.9 Richard J. Swift	☐	☐	☐

	1.5 Shirley Ann Jackson	☐	☐	☐						Please indicate if you plan to attend the Annual Meeting by marking this box.		☐

Signature	Signature	Date

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If signing on behalf of a corporation, sign the full corporate name by authorized officer.

ADMISSION TICKET

Public Service Enterprise Group Incorporated

2010 Annual Meeting of Stockholders

April 20, 2010 at 2:00 P.M.

(Registration Begins at 1:00 P.M. Light refreshments will be available.)

For wheelchair and hearing-impaired seating, please see host/hostess for assistance.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THANK YOU FOR VOTING

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://www.ezodproxy.com/pseg/2010/pseg2009ar

▼ FOLD AND DETACH HERE ▼

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

April 20, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG

The undersigned hereby appoints Shirley Ann Jackson, Ralph Izzo and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on April 20, 2010 and at all adjournments thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

If you have not voted by telephone or by the Internet, please mark your proxy on the reverse side, sign it and date it , and return it promptly in the envelope provided.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 69024